EXHIBIT 2.1
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                                                               EXECUTION VERSION












                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                                 PRESSTEK, INC.,

                           SILVER ACQUISITIONS CORP.,

                        PARAGON CORPORATE HOLDINGS, INC.,

                               A.B. DICK COMPANY,

                          INTERACTIVE MEDIA GROUP, INC.

                                       AND

                        A.B. DICK COMPANY OF CANADA, LTD.

                            DATED AS OF JULY 13, 2004


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                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (this "AGREEMENT") is entered into as of July 13, 2004, by and among Presstek, Inc., a Delaware corporation ("PLATINUM"), Silver Acquisitions Corp., a Delaware corporation ("Purchaser"), Paragon Corporate Holdings, Inc., a Delaware corporation ("PARENT"), A.B. Dick Company, a Delaware corporation and a wholly-owned subsidiary of Parent ("SELLER"), A.B. Dick Company of Canada, Ltd., a Canada corporation and wholly-owned subsidiary of Seller ("CANADA SUB") and Interactive Media Group, Inc., an Ohio corporation and a wholly-owned subsidiary of Parent ("IMG" and together with Canada Sub and Seller, the "Sellers"). Platinum, Purchaser, Parent and the Sellers may be referred to herein individually as a "PARTY" or collectively as the "PARTIES."

                                    RECITALS

         WHEREAS, Seller expects to file, pursuant to the terms of this Agreement, in the United States Bankruptcy Court for the District of Delaware (the "BANKRUPTCY COURT"), a petition in bankruptcy under Chapter 11 of the Bankruptcy Code (as hereinafter defined);

         WHEREAS, the Sellers currently wish to sell, transfer, convey, assign and deliver to Purchaser, in accordance with Sections 363 and 365 and the other applicable provisions of the Bankruptcy Code, all of the Assets (as hereinafter defined), together with the Assumed Liabilities (as hereinafter defined), of Seller upon the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, Purchaser wishes to purchase and take delivery of such Assets and Assumed Liabilities upon such terms and subject to such conditions; and

         WHEREAS, the Parties expect that the Assets will be sold pursuant to a Sale Order (as hereinafter defined) of the Bankruptcy Court approving such sale under Section 363 of the Bankruptcy Code and such Sale Order will include the assumption and assignment of certain executory contracts, unexpired leases and liabilities thereunder under Section 365 of the Bankruptcy Code and the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1.       DEFINITIONS AND USAGE OF CERTAIN TERMS

         1.1 Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:

         "ACCOUNTS RECEIVABLE" means (i) all trade accounts receivable and other rights to payment from customers of Seller or its Subsidiaries and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller or its Subsidiaries, and (ii) all other accounts or notes receivable of Seller or its Subsidiaries and the full benefit of all security for such accounts or notes, and (iii) any claim, remedy or other right related to any of the foregoing.

         "AFFILIATE" means with respect to any Person, any Person which directly or indirectly, Controls, is Controlled by, or is under common Control with, such Person.
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         "ANCILLARY AGREEMENTS" means either of or both the "Seller Ancillary
Agreements" and the "Platinum Ancillary Agreements" as the context requires.

         "BANKRUPTCY ACTION" means the occurrence of any of the following events with respect to any Seller: (i) the appointment of a receiver, trustee or liquidator for all or a substantial part of its assets; (ii) the making of a general assignment for the benefit of creditors; (iii) the filing of any petition or commencement of any proceeding for any relief under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness, reorganizations, compositions, or extensions; or (iv) the filing against it of any petition or the commencement of any proceeding against it for any relief under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness, reorganizations, compositions or extensions.

         "BANKRUPTCY CODE" means the United States Bankruptcy Code, 11 U.S.C.
Section 101, et seq., as amended, or any successor thereto, and any rules and regulations promulgated thereunder.

         "BANKRUPTCY COURT" has the meaning set forth in the preface above.

         "BANKRUPTCY RULES" means the Federal Rules of Bankruptcy Procedure, as amended, or any successor rules.

         "BREACH" means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

         "BUSINESS" means the business conducted by the Sellers on the date hereof.

         "BUSINESS DAY" means any day other than (i) Saturday or Sunday or (ii) any other day on which banks in New York, New York are permitted or required to be closed.

         "CASH EQUIVALENTS" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year after the date of acquisition thereof;
(ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc. (or, if at any time neither Standard & Poor's Corporation nor Moody's Investors Service, Inc. shall be rating such obligations, then from such other nationally recognized rating services reasonably acceptable to the DIP Lenders) and not listed in Credit Watch published by Standard & Poor's Corporation; (iii) commercial paper, other than commercial paper issued by the Seller or its Subsidiaries, maturing no more than ninety (90) days after the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 or P-1 from either Standard & Poor's Corporation or Moody's Investors Service, Inc. (or, if at any time neither Standard & Poor's Corporation nor Moody's Investors Service, Inc. shall be rating such obligations, then the highest rating; from such other nationally recognized rating services reasonably acceptable to the DIP Lenders); (iv) domestic and Eurodollar certificates of deposit or time deposits or bankers' acceptances maturing within ninety (90) days after the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or Canada having combined capital and surplus of not less than $500,000,000; (v) repurchase obligations of the type referred to in clauses (i) through (iv) above; and (vi) money market

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and mutual funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above and cash.

          "CHAPTER 11 CASE" means the voluntary case which will be commenced by Seller under Chapter 11 of the Bankruptcy Code pursuant to this agreement and the Bankruptcy Court.

         "CLOSING DATE" means the date on which the Closing actually takes place.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMPETING BID" has the meaning set forth in Section 8.3(c) hereof.

         "COMPETING BIDDER" has the meaning set forth in Section 8.3(c) hereof.

         "CONFIDENTIAL INFORMATION" means any and all of the following information of Seller or its Subsidiaries, Parent, Purchaser or Platinum that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically, or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Purchaser and Platinum on the one hand or Seller and Parent collectively on the other hand) or its representatives (collectively, a "DISCLOSING PARTY") to the other party or its representatives (collectively, a "RECEIVING PARTY"):

                  (a) all information that is a trade secret under applicable trade secret or other law;

                  (b) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, software and computer software and database technologies, systems, structures and architectures;

                  (c) all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants' materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, Contracts, the names and backgrounds of key personnel, and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party's documents or property or discussions with the Disclosing Party regardless of the form of the communication; and

                  (d) all notes, analyses, complications, studies, summaries, and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, on any information included in the foregoing.

         "CONTRACT" means, with respect to any Person, any written agreement, contract, subcontract, lease, license, sublicense, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, purchase order, work order, commitment, covenant, obligation, promise or undertaking of any nature to which such Person is a party or by which its properties or assets may be bound.

         "CONTROL" (including with correlative meaning, Controlled by and under common Control with) shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or

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cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

         "DIP FINANCING" means that certain $7,000,000 senior secured loan facility dated July 13, 2004 between Seller as borrower and KeyBank, N.A. as agent for the DIP Lenders.

         "DIP LENDERS" means KeyBank, N.A. and Platinum.

         "EFFECTIVE TIME" means 11:59 p.m. on the Closing Date.

         "ENCUMBRANCE" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income, or exercise of any other attribute of ownership.

         "ENVIRONMENT" means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

         "ENVIRONMENTAL, HEALTH AND SAFETY LIABILITIES" means any cost, damages, expense, liability, obligation, or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, which either results from a notice or claim by a Governmental Authority or other Third Party or application of any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:

         (a) any environmental, health, or safety matter or condition (including on-site or off-site contamination, safety and health matters, and regulation of chemical substances or products);

         (b) fine, penalty, judgment, award, settlement, legal or administrative proceeding, damage, loss, claim, demand or response, remedial, or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;

         (c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment, or other remediation or response actions ("CLEANUP") required by any Environmental Law or Occupational Safety and Health Law and for any natural resource damages; or

         (d) any other compliance, corrective, or remedial measures required under any Environmental Law or Occupational Safety and Health Law.

         The terms "REMOVAL," "REMEDIAL," and "RESPONSE ACTION" include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA") and "remediation standard" means a numerical standard that defines the concentrations of Hazardous Materials that are permitted to remain without liability in any environmental media after completion of all investigation, remediation and/or containment of a release of Hazardous Materials.

         "ENVIRONMENTAL LAW" means any applicable environmental or health and safety related Legal Requirement, including those requiring or relating to:

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         (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or Hazardous Materials, violations of discharge limits, or other prohibitions and the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

         (b) preventing or reducing to acceptable levels the release of Hazardous Materials into the Environment, including such discharges, emissions and releases under permits and licenses issued by a Governmental Authority;

         (c) reducing the quantities, preventing the discharge, emission or release, or minimizing the hazardous characteristics of wastes that are generated and complying with waste disposal and recycling requirements;

         (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

         (e) assuring that any Hazardous Materials are properly containerized, used and stored;

         (f) protecting resources, species, or ecological amenities;

         (g) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

         (h) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

         (i) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self appointed representatives of the public interest to recover for injuries done to public assets.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE" means any entity which is a member of: (i) a "controlled group of corporations", as defined in Section 414(b) of the Code;
(ii) a group of entities under "common control", as defined in Section 414(c) of the Code; or (iii) an "affiliated service group", as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes Seller or any Subsidiary of Seller.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "FACILITIES" means any real property, leasehold or other interest in real property currently owned or operated by any Person including the Tangible Personal Property currently being used or operated by Seller or its Subsidiaries at the respective locations of the Real Property specified in Section 3.13. Notwithstanding the foregoing, for purposes of Sections 3.24 and 11.6, "FACILITIES" shall mean any real property, leasehold or other interest in real property currently or formerly owned or operated by Seller or its Subsidiaries, including the Real Property and Tangible Personal Property being used or operated by Seller or its Subsidiaries at the respective locations of the Real Property specified in Section 3.13.

         "FINAL ORDER" shall mean an order or judgment, the operation or effect of which is not stayed, and as to which order or judgment (or any revision, modification or amendment thereof), the time to

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appeal or seek review or rehearing has expired, and as to which no appeal or petition for review or motion for reargument has been taken or been made and is pending for argument.

         "GAAP" means U.S. generally accepted accounting principles, applied on a consistent basis from period to period.

         "GOVERNMENTAL AUTHORITY" means any: (a) nation, state, commonwealth, province, territory, county, municipality or district; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

         "GOVERNMENTAL AUTHORIZATION" any approval, consent, ratification, waiver, license, permit or authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

         "GROUND LEASE" means any long term lease of land in which most of the rights and benefits comprising ownership of the land and the improvements thereon or to be constructed thereon, if any, are transferred to the tenant for the term thereof.

         "GROUND LEASE PROPERTY" means any land, improvements and appurtenances subject to a Ground Lease in favor of Seller or its Subsidiaries.

         "INVENTORIES" all inventories of the Seller or its Subsidiaries, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller or its Subsidiaries in the production of finished goods.

         "INVESTMENT" means, with respect to any Person, (i) any purchase or other acquisition by that Person of Securities, or of a beneficial interest in Securities, issued by any other Person, (ii) any purchase by that Person of all or substantially all of the assets of a business conducted by another Person, and (iii) any direct or indirect loan, advance (other than prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business as presently conducted) or capital contribution by that Person to any other Person, including all indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto less the amount of any return of capital or principal to the extent such return is in cash with respect to such Investment without any adjustments for increases or decreases in value or write-ups, write-downs or write-offs with respect to such Investment.

         "KNOWLEDGE" when used with respect to any entity, means the actual knowledge of the directors and executive officers of such entity after due inquiry, and when used with respect to Seller shall also mean the actual knowledge of the directors and officers of Parent after due inquiry and when used with respect to Purchaser, shall also mean the actual knowledge of the executive officers of Platinum after due inquiry.

         "LAND" means all parcels and tracts of land in which Seller or any of its Subsidiary has an ownership interest.

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         "LEASE" means any Real Property Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller or any Subsidiary is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.

         "LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, ordinance, by-law, principle of common law, regulation, statute, or treaty.

         "LIABILITY" with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

         "LIMITED" means A.B.Dick UK Limited, a wholly-owned subsidiary of Seller organized in the United Kingdom.

         "MATERIAL ADVERSE EFFECT" means

                  (a) if Seller shall fail to recognize a minimum of (i) $8,200,000 in revenue from its U.S. operations (or $11,000,000 on a consolidated basis) for the month of July, 2004, (ii) $8,750,000 in revenue from its U.S. operations (or $11,500,000 on a consolidated basis) for the month of August, 2004 and (iii) $9,750,000 in revenue from its U.S. operations (or $12,750,000 on a consolidated basis) for the month of September, 2004, measured in each case in accordance with GAAP; but excluding in each case any "Material Adverse Effect" arising from or related to the outbreak of civil unrest, hostilities, terrorist activities, or war (whether or not formally declared) which causes, in a measurable manner, the Material Adverse Effect, or

                  (b) any inability of the Seller to transfer to the Purchaser, and the Purchaser to acquire, the Assets, or

                  (c) any material increase or other material adverse change in the nature of the Assumed Liabilities, taken as a whole.

         "OCCUPATIONAL SAFETY AND HEALTH LAW" means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

         "ORDER" any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

         "PERMITTED ENCUMBRANCE" means the encumbrances identified on Section
2.1 of the Seller Disclosure Schedule, together with the following: (i) any liens of mechanics, suppliers, vendors, materialmen, laborers, employees, repairmen and other like liens arising in the ordinary course of Seller's business securing obligations which are not due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings if and to the extent that an adequate reserve shall have been made therefor on Seller' balance sheet; (ii) liens incurred or deposits to secure the performance of surety and appeal bonds, bids, leases, performance and return money bonds and similar obligations, in

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each case in the ordinary course of business, consistent with past practice as and to the extent that adequate reserves have been made therefor on Seller' balance sheet; (iii) purchase money liens incurred in the ordinary course of business, consistent with past practice as and to the extent that adequate reserves have been made therefor on Seller' balance sheet; and (iv) with respect to Real Property, privileges, easements, rights of way, licenses, covenants, zoning and other restrictions of record, which individually or in the aggregate, do not affect the current uses or marketability of the Real Property.

         "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization or any government or any agency or political subdivision thereof.

         "PETITION DATE" means the date on which the Seller files the Chapter 11 Case.

         "PROCEEDING" any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private).

         "REAL PROPERTY" means the Land and improvements and all appurtenances thereto and any Ground Lease Property.

         "REAL PROPERTY LEASE" means any Ground Lease or Space Lease.

         "RECORD" means any information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

         "RELEASE" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into the Environment.

         "RESTRICTED PAYMENT" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of, partnership interest of or other equity interest of Seller or its Subsidiaries now or hereafter outstanding (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of, partnership interest of or other equity interest of, Seller or its Subsidiaries now or hereafter outstanding,
(iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any permitted subordinated indebtedness, (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of, partnership interest of or other equity interest of, Seller or its Subsidiaries now or hereafter outstanding, or (v) any other payment or distribution made by Sellers to Parent or to another Affiliate of Sellers (other than inter-company loans permitted under the DIP Financing).

         "SALE ORDER" shall mean one or more orders of the Bankruptcy Court, in form and substance reasonably satisfactory to Platinum, and Purchaser and consistent with the terms of this Agreement, (i) authorizing the sale of the Assets to Purchaser, free and clear of any and all Liens, (ii) finding that Purchaser is a good faith purchaser of the Assets under Section 363(m) of the Bankruptcy Code and that the provisions of Section 363(n) of the Bankruptcy Code have not been violated, (iii) approving the assignment to and assumption by Purchaser of the Assumed Contracts and declaring that all Assumed Contracts are valid and binding and in full force and effect, (iv) determining that Purchaser is not a successor to Seller or otherwise liable for any of the Retained Liabilities or Excluded Assets and

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permanently enjoining each and every holder of any of the Retained Liabilities or Excluded Assets from commencing, continuing or otherwise pursuing or enforcing any remedy, claim, cause of action or encumbrance against Purchaser or the Purchased Assets related thereto, and (v) the consummation of the transactions contemplated herein.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SECURITIES LAWS" means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC and any other Governmental Authority promulgated thereunder.

         "SEC" means the United States Securities and Exchange Commission.

         "SELLER CONTRACT" means any Contract: (a) to which Seller or its Subsidiaries is a party; or (b) by which Seller or its Subsidiaries or any of their assets is bound or subject to any obligation.

         "SELLER DISCLOSURE SCHEDULE" means that Disclosure Schedule dated as of the date hereof and provided by Parent and Seller to Platinum and Purchaser simultaneously with the execution and delivery of this Agreement.

         "SPACE LEASE" means any lease or rental agreement pertaining to the occupancy of any improved space on any Land.

         "SECURITIES" means any stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include any evidence of the DIP Financing.

         "SELLER EMPLOYEE PLANS" means, collectively, (i) each "employee benefit plan", as defined in Section 3(3) of ERISA; and (ii) all other written or formal plans, enforceable policies or practices or Contracts involving direct or indirect compensation or benefits (including any employment Contracts entered into between Seller or any Subsidiary of Seller and any employee of Seller or any Subsidiary of Seller) currently or previously maintained, contributed to or entered into by Seller or any Subsidiary of Seller under which Seller or any Subsidiary of Seller of any ERISA Affiliate has any present or future Liability.

         "SUBSIDIARY" means, when used with reference to any Person, any corporation more than fifty percent (50%) of the outstanding voting securities of which, or any partnership, limited liability company, joint venture or other entity more than fifty percent (50%) of the total equity interest of which, is directly or indirectly owned or Controlled by such Person.

         "TANGIBLE PERSONAL PROPERTY" means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by a Person (wherever located and whether or not carried on such Person's books), together with any express or implied warranty by the manufacturers or Seller or lessors of any item or component part thereof, and all maintenance records and other documents relating thereto.

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         "THIRD PARTY" means a Person that is not a party to this Agreement or an Affiliate of a party to this Agreement.

         "THIRD PARTY CLAIM" means any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

         "THREAT OF RELEASE" mean a substantial likelihood of a Release which requires action to prevent or mitigate damage to the Environment which may result from such Release.

         1.2      Usage

                  (a) Interpretation. In this Agreement, unless a clear contrary intention appears:

                       (i) the singular number includes the plural number and vice versa;

                       (ii) references to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

                       (iii) reference to any gender includes each other gender;

                       (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

                       (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement and reenactment of such section or other provision; provided, however, that the foregoing shall not apply in instances in which the Legal Requirement refers to a specific date, time or period;

                       (vi) "hereunder", "hereof", "hereto" and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision thereof;

                       (vii) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

                       (viii) "or" is used in the inclusive sense of "and/or";

                       (ix) with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding";

                       (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto, and

                       (xi) all references to "dollars" or "$" shall mean U.S. dollars.

                  (b) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used therein shall be interpreted and all accounting determinations thereunder shall be made in accordance with GAAP.

                  (c) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

2.       SALE AND TRANSFER OF ASSETS; CLOSING

         2.1 Assets to be Sold. Upon the terms and subject to the conditions set forth in this Agreement, effective as of the Effective Time, Sellers shall sell, convey, assign, transfer and deliver to Purchaser, free and clear of all Encumbrances other than the Permitted Encumbrances (including those set forth on Schedule 2.1), and Purchaser shall purchase and acquire from Sellers, Sellers' right, title and interest in and to all of Sellers' property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, including the following (but excluding the Excluded Assets (as defined below)):

                  (a) all Real Property and Real Property Leases described in
Section 2.1(a) of the Seller Disclosure Schedule currently owned or leased by Seller or any of its Subsidiaries (the "ASSUMED REAL ESTATE"), but excluding the Real Property and Real Property Leases relating to Seller's facilities in Rexdale, Ontario and Henrietta, New York (together, the "EXCLUDED REAL ESTATE INTERESTS");

                  (b) all Tangible Personal Property of Seller and its Subsidiaries, including those items described in Schedule 2.1(b) of the Seller Disclosure Schedule;

                  (c) all Inventories of Sellers and their Subsidiaries;

                  (d) all Accounts Receivable of Sellers and their Subsidiaries, including all intercompany receivables due to Seller;

                  (e) all Seller Contracts set forth on Schedule 2.1(e) of the Seller Disclosure Schedule, and all other Seller Contracts and outstanding offers or solicitations made by or to Seller to enter into any Contract after the date hereof that are made in accordance with the provisions of this Agreement, in each case which are assignable by their terms or with respect to which consent to assignment is obtained (the "ASSUMED SELLER CONTRACTS");

                  (f) all Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Purchaser, including those listed in Section 3.5(c) of the Seller Disclosure Schedule;

                  (g) all data and Records related to the operations of Seller, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records (all in the state in which such records and information presently exists) and, subject to Legal Requirements, copies of all personnel Records and other Records described in Section 2.2(m);

                  (h) all of the intangible rights and property of Seller, including Intellectual Property Rights (as defined in Section 3.15), good-will, telephone and telecopy numbers to the extent transferable, and e-mail addresses, websites and listings and those items listed in Section 3.15(b) of the Seller Disclosure Schedule;

                  (i) All rights (including all Intellectual Property Rights) of the Seller in and to the trademarks, service marks, trade names, trade dress and other names and brand identifiers held or used by any of the Seller or its Subsidiaries, including, without limitation, the name "A.B. Dick Company," "A.B. Dick Company of Canada, Ltd." and "A.B. Dick UK Limited" and the applications and registrations therefore identified in Section 3.15(b) of the Seller Disclosure Schedule (collectively, the "MARKS"), and further including all filings associated therewith and all specimens, samples, illustrations and files, correspondence, records or other documentation arising from or relating to such registrations, applications, and filings;

                  (j) all insurance benefits, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities prior to the Effective Time, unless expended in accordance with this Agreement;

                  (k) all claims of Seller against third parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or non-contingent;

                  (l) all rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof which are not excluded under Section 2.2(g);

                  (m) all of the capital stock of Limited; and

                  (n) certain assets of Canada Sub, as more fully described on a schedule to be provided by Purchaser prior to the Closing.

All of the foregoing property and assets are herein referred to collectively as the "ASSETS".

         Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability in respect thereof unless the Purchaser expressly assumes such Liability pursuant to
Section 2.4(a).

         2.2 Excluded Assets Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the "EXCLUDED ASSETS") are not part of the sale and purchase contemplated hereunder, are excluded from the Assets, and shall remain the property of Seller after the Closing:

                  (a) all cash and cash equivalents;

                  (b) except for Limited, the shares of capital stock of each Subsidiary of Seller;

                  (c) all of the Seller Contracts listed in Schedule 3.21 of the Seller Disclosure Schedule, with the specific exception of the Assumed Seller Contracts described in Section 2.1(e) (the "EXCLUDED SELLER CONTRACTS");

                  (d) all current claims for refund of Taxes and other governmental charges of whatever nature;

                  (e) all rights in connection with and assets of the Seller Employee Plans);

                  (f) all rights of Seller under this Agreement, the Bill of Sale, the Assignment and Assumption Agreement and the Escrow Agreement;

                  (g) the Excluded Real Property Interests and all Governmental Authorizations relating exclusively to the operation of such Real Property;

                  (h) personal property and assets expressly designated in
Schedule 2.2(h) of the Seller Disclosure Schedule;

                  (i) any prepaid or current assets relating to directors' fees, affiliate company charges and bank fees and charges;

                  (j) claims against third parties to the extent related solely to any Excluded Asset or Excluded Liabilities;

                  (k) all insurance policies, including all rights, benefits and proceeds thereunder (except to the extent specified in Section 2.1(j) and (k));

                  (l) Seller's corporate seals, stock Record books, corporate Record books containing minutes of meetings of directors and stockholders; Tax returns and Records, books of account and ledgers and such other Records having to do solely with the Seller's organization or stock capitalization or Excluded Assets or Excluded Liabilities;

                  (m) all personnel Records and other Records that Seller is required by law to retain in its possession; and

                  (n) Seller's claims, causes of action, choices of action and rights of recovery pursuant to Sections 544 through 550 and Section 553 of the Bankruptcy Code and any other avoidance action under any other applicable provisions of the Bankruptcy Code.

         2.3 Consideration. The consideration for the Assets (the "PURCHASE PRICE") will be Forty Million Dollars ($40,000,000), which is payable in cash and by converting any amount of principal, interest or any other obligation (including, without limitation, fees or costs) which is owed by Seller or Parent to Platinum or its Affiliates on account of the DIP Financing, and the assumption of the Assumed Liabilities as provided in Section 2.4.

         2.4      Liabilities.

                  (a) Assumed Liabilities. Subject to Section 2.4(b) and effective as of the Effective Time, Purchaser shall assume and become responsible for and shall thereafter pay, perform, and discharge in accordance with their terms the following Liabilities of Seller (the "ASSUMED LIABILITIES"):

                       (i) Any liability arising after the Effective Time under the Assumed Real Estate Leases;

                       (ii) any Liability to Seller's customers under written warranty agreements in the forms disclosed in Section 3.17 of the Seller Disclosure Schedule given by Seller to its customers in the ordinary course of business prior to the Effective Time;

                       (iii) any Liability arising after the Effective Time under the Assumed Seller Contracts; and

                       (iv) any Liability of Seller described on Schedule 2.4(a)(iv)of the Seller Disclosure Schedule.

                  (b) Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained by Seller. "RETAINED LIABILITIES" shall mean every Liability of Seller and every Liability of any Subsidiary of Seller, other than the Assumed Liabilities, including:

                       (i) any Liability arising out of or relating to products of Seller to the extent manufactured or sold prior to the Effective Time other than to the extent assumed under Section 2.4(a)(ii), (iii), or (iv);

                       (ii) any Liability for Taxes, including (A) any Taxes arising as a result of Seller's, Limited's or any Subsidiary's operation of its business or ownership of the Assets prior to the Effective Time, (B) subject to
Section 12.1, any Taxes that will arise as a result of the sale of the Assets pursuant to this Agreement and (C) any deferred Taxes of any nature;

                       (iii) any Liability under any Seller Contract (other than the Assumed Seller Contracts) and including without limitation any Liability arising out of or relating to Seller's credit facilities, trade payables, indebtedness for money borrowed, amounts due to Affiliates or any security interest related thereto;

                       (iv) any Environmental, Health and Safety Liabilities, in each case relating to a period or occurrence prior to the Effective Time relating to Seller or its predecessors, Subsidiaries or Affiliates, the operation of the Business, or the leasing, ownership or operation of any Real Property, including, without limitation any such liabilities related to any Real Property listed on Schedule 3.13(c) of the Seller Disclosure Schedule;

                       (v) any Liability under the Seller Employee Plans or relating to payroll, vacation, sick leave, worker's compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits, or any other employee plans or benefits of any kind for Seller's employees or former employees, or both;

                       (vi) any Liability under any employment, severance, retention or termination agreement with any employee of Seller or any of its Affiliates;

                       (vii) any Liability arising out of or relating to any employee grievance whether or not the affected employees are hired by Purchaser;

                       (viii) any Liability of Seller to any Affiliate of Seller;

                       (ix) any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller, Parent or any Subsidiary;

                       (x) any Liability to distribute or otherwise apply all of any part of the consideration received hereunder;

                       (xi) any Liability arising out of any Proceeding pending as of the Effective Time, whether or not set forth in the Seller Disclosure Schedule;

                       (xii) any Liability of Seller under this Agreement or any other document executed in connection with the transactions contemplated hereby;

                       (xiii) any Liability of Seller based upon Seller's acts or omissions occurring after the Effective Time; and

                       (xiv) any Liability of Seller not specifically described above but which may otherwise be set forth in Schedule 2.4(b).

         2.5 Deposit. An earnest money deposit (the "DEPOSIT") in the amount of Two Million Dollars ($2,000,000) shall be paid by Purchaser on the entry of the Sale Procedures Order (as defined in Section 8.1) into an escrow account in accordance with customary escrow agreement (the "ESCROW AGREEMENT"). The Deposit shall be applied to the Purchase Price payable by Purchaser on the Closing Date. If this Agreement shall be terminated by any Party hereto pursuant to Sections 11.1(a), (b), (c), (d), (e)(B), (f) or (g), or in the event that a Person other than Purchaser or an Affiliate of Purchaser purchases all or any portion of the Assets, then the Deposit shall be returned to Purchaser. If this Agreement shall be terminated by Seller pursuant to Section 11.1(e)(A), hereof, the Deposit shall be paid to Seller. Notwithstanding any other provision to the contrary contained herein, the Deposit shall be the sole and exclusive remedy of Seller against Platinum and Purchaser under this Agreement.

         2.6 Tax Allocation of Purchase Price. Purchaser and Seller agree that the Purchase Price shall be allocated among the Assets in accordance with an allocation to be prepared by Purchaser and agreed upon by Seller and Parent, which agreement shall not be unreasonably withheld. Such allocation shall be in accordance with Section 1060 of the Code and the applicable Treasury Regulations promulgated thereunder and such other laws as may be applicable to the Assets of Canada Sub. Purchaser and Seller shall report and file all of their respective Tax Returns (including amended Tax Returns and claims for refund) consistent with such allocation, and shall take no position contrary thereto or inconsistent therewith (including, without limitation, in any audits or examinations by any taxing authority or in any other proceedings). Purchaser and Seller shall cooperate in the filing of any forms (including Forms 8594) with respect to such allocation. Notwithstanding any other provisions of this Agreement, the foregoing agreement shall survive the Closing Date without limitation, and shall not be an admission of and shall not be evidence of the value of any of the Assets in the Seller's Chapter 11 Case or any other related proceeding, and shall be for Tax purposes only; provided, however, that the portion of the Purchase Price allocated to the Assets to be purchased from IMG or from Canada Sub shall be paid directly to those entities.

         2.7 Closing. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of McDermott Will & Emery LLP in Boston, Massachusetts commencing at 9:00 a.m. local time on the Monday following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Purchaser and Seller may mutually determine (the "CLOSING Date"). The Parties shall use their commercially reasonable efforts to consummate the transactions contemplated hereby within fifteen (15) calendar days after the Bankruptcy Court has entered the Sale Order approving such sale to Purchaser.

3.       REPRESENTATIONS AND WARRANTIES OF SELLER

         In connection with this Section 3, all representations and warranties of Seller set forth in the following Sections 3.1 through 3.28 shall apply to both IMG and to Seller. Except as set forth in the Seller Disclosure Schedule delivered to Platinum and Purchaser herewith, the parts of which are numbered to correspond to the Section numbers of this Agreement and which thereby qualify the corresponding representations and warranties contained in this Article 3, Seller hereby represents and warrants to Platinum and Purchaser, subject to the effects of the anticipated filing of the Chapter 11 Case, as follows:

         3.1 Organization and Good Standing. Seller and each Subsidiary of Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority, and all requisite qualifications to do business as a foreign corporation, to conduct its business in the manner in which its business is currently being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualifications would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Seller. All jurisdictions in which Seller and each Subsidiary of Seller is duly qualified or registered to do business as a foreign corporation is listed on Section 3.1 of the Seller Disclosure Schedule. Seller has delivered or made available to Platinum a true and correct copy of its certificate of incorporation and bylaws and similar governing instruments of each of its Subsidiaries, each as amended to date (collectively, the "SELLER CHARTER DOCUMENTS"), and each such instrument is in full force and effect. Neither Seller nor any Subsidiary is in violation of any of the provisions of the Seller Charter Documents.

         3.2 Subsidiaries and Guaranties. Each of Seller's Subsidiaries are listed on Section 3.2 of the Seller Disclosure Schedule, each of which is directly or indirectly wholly-owned by Seller. Except as set forth in Section
3.2 of the Seller Disclosure Schedule, Seller does not have any other Subsidiaries or any interest, direct or indirect, in any corporation, partnership, joint venture, limited liability company or other business entity.
Section 3.2 of the Seller Disclosure Schedule indicates the jurisdiction of organization of each entity listed therein and Seller's direct or indirect equity interest therein.

         3.3      [Intentionally Omitted]

         3.4      Power, Authorization and Non-Contravention.

                  (a) Seller and each Subsidiary of Seller has the requisite corporate power, legal capacity and authority to: (i) carry on its business as now conducted; (ii) own, operate and lease its properties in the manner in which its properties are currently owned, used and leased; (iii) perform its obligations under all Seller Contracts constituting Assets to be purchased under
Section 2.1, and (iv) upon entry of the Sale Order (as defined in Section 8.1(b)) enter into and perform its obligations under this Agreement and all agreements to which it is or will be a party that are required to be executed pursuant to or in connection with this Agreement (the "SELLER ANCILLARY AGREEMENTS"); except in the case of clause (iii) of this Section 3.4 where the failure to have such power, capacity or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller, the Business or the Assets. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate and stockholder action on the part of Seller. The written consent of Parent, as the sole stockholder of Seller, a certified copy of which has previously been delivered to Purchaser, is sufficient for the approval of the transactions contemplated hereby by Seller's stockholders and no other approval of any holder of any securities of Seller is required in connection with the consummation of the transactions contemplated hereby.

                  (b) No consent, approval, Order or authorization of, or registration, declaration or filing with any Governmental Authority or other Person, is required to be obtained or made by Seller or any Subsidiary of Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for: (i) the consents set forth in Section 3.4(b) of the Seller Disclosure Schedule, (ii) such consents, approvals, Orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state Securities (or related) Laws and the Antitrust Filings and (iii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Seller, Platinum or Purchaser or prevent, alter or materially delay the consummation of the transactions contemplated hereby.

                  (c) Upon entry of the Sale Order, this Agreement and the Seller Ancillary Agreements are, or when executed and delivered by Seller and Canada Sub and the other parties thereto will be, valid and binding obligations of Seller and Canada Sub (to the extent a party thereto) enforceable against Parent, Seller and Canada Sub (to the extent a party hereto) in accordance with their respective terms, except as to the effect, if any, of (i) applicable bankruptcy, insolvency, moratorium, reorganization, or other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies; provided, however, that the Seller Ancillary Agreements will not be effective until the earlier of the Effective Time or the date provided for therein.

         3.5 No Violation of Charter Documents and Contracts; Compliance with Legal Authorizations; Governmental Authorizations.

                  (a) Neither the execution and delivery of this Agreement or any Seller Ancillary Agreement, nor the consummation of the transactions provided for herein or therein will conflict with, or (with or without notice or lapse of time, or both) result in a termination, Breach, impairment or violation of any provision of the Seller Charter Documents, as currently in effect, except as set forth in Section 3.5 of the Seller Disclosure Schedule, or any material Assumed Seller Contract.

                  (b) Except as set forth in Section 3.5(b) of the Seller Disclosure Schedule:

                       (i) Each of Seller and each Subsidiary of Seller is, and, to Seller's knowledge, at all times since January 1, 2000 has been, in material compliance with each Legal Requirement that is or was applicable to it or to the conduct of operation of its business or the ownership or use of any of the Assets;

                       (ii) no event has occurred or circumstance currently exists that (with or without notice or lapse of time) constitutes or will result in a violation by Seller or any Subsidiary of Seller of, or a failure on the part of Seller or any Subsidiary of Seller to comply with, any applicable material Legal Requirement; and

                       (iii) Each of Seller and each Subsidiary of Seller has not received, at any time since January 1, 2000, any written notice or, to Seller's knowledge, other communication from any Governmental Authority or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply by Seller or any Subsidiary of Seller with, any applicable material Legal Requirement.

                  (c) Section 3.5(c) of the Seller Disclosure Schedule contains a complete and accurate list of each material Governmental Authorization that are collectively necessary to permit Seller to lawfully conduct and operate its business in the manner it currently conducts and operates its business and to permit Seller to own and use the Assets in the manner in which it currently owns and uses such Assets. To Seller's knowledge, each Governmental Authorization listed or required to be listed in Section 3.5(c) of the Seller Disclosure
Schedule is valid and in full force and effect. Except as set forth in Section 3.5(c) of the Seller Disclosure Schedule:

                       (i) Each of Seller and each Subsidiary of Seller is, and at all times since January 1, 2000 has been, in full compliance with all of the material terms and requirements of each Governmental Authorization identified or required to be identified in Section 3.5(c) of the Seller Disclosure Schedule;

                       (ii) To Seller's knowledge, no event has occurred since January 1, 2000 or circumstance currently exists that (with or without notice or lapse of time) (A) constitutes or will result directly or indirectly in a violation of or a failure to comply with any material term or requirement of any Governmental Authorization listed or required to be listed in Section 3.5(c) of the Seller Disclosure Schedule, or (B) will result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Section 3.5(c) of the Seller Disclosure Schedule;

                       (iii) Seller has not received, at any time since January 1, 2000, any written notice or, to Seller's knowledge, other communication from any Governmental Authority or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply by Seller or any Subsidiary of Seller with any term or requirement of any Governmental Authorization listed or required to be listed in Section 3.5(c) of the Seller Disclosure Schedule, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization listed or required to be listed in Section 3.5(c) of the Seller Disclosure Schedule; and

                       (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in
Section 3.5(c) of the Seller Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Authorities, except to the extent that such failure would not have a Material Adverse Effect on Seller.

         3.6      Documents and Disclosures.

                  (a) Seller has made available to Platinum for examination true and complete copies of all documents and information listed in the Seller Disclosure Schedule, as well as (i) Seller's minute book containing all records of all proceedings, consents, actions and meetings of the stockholders, the Board of Directors and any committees of the Board of Directors of Seller; (ii) all Governmental Authorizations, permits, Orders and consents issued by any regulatory agency or other Governmental Authority with respect to Seller and
(iii) all of the foregoing documents and information with respect to the Subsidiaries.

                  (b) There has not been any violation of any of the provisions of the Seller Charter Documents, or of any resolution adopted by the stockholders or boards of directors, of Seller or any Subsidiary of Seller, and to Seller's knowledge, no event has occurred and is continuing, and no condition or circumstance exists, that likely would (with or without notice and/or lapse of time) constitute or result directly or indirectly in such a violation.

                  (c) The books of account, stock records, minute books and other records of Seller and its Subsidiaries: (i) are in all material respects true and complete, (ii) have been maintained in accordance with reasonable business practices and (iii) accurately and fairly reflect in all material respects the transactions and dispositions of the assets of Seller and its Subsidiaries.

         3.7 Seller Financial Statements. Included in Section 3.7 of the Seller Disclosure Schedule are the consolidated financial statements of Seller (including, in each case, any related notes thereto) for the fiscal years ended December 31, 2002 and 2003 (the "SELLER FINANCIAL STATEMENTS") and for the three-month period ended March 31, 2004 and each: (i) was prepared in accordance with GAAP (except as may be indicated in the notes thereto); (ii) fairly present in all material respects the consolidated financial position of Seller and the Subsidiaries as at the respective dates thereof and the consolidated results of Seller's operations and cash flows for the periods indicated, except that the unaudited interim financial statements do not contain any footnotes and were or are subject to normal and recurring year-end adjustments and (iii) contain no adverse opinion or disclaimer of opinion and except as set forth in Section 3.7 of the Seller Disclosure Schedule were not qualified or modified as to uncertainty, audit scope or accounting principal. Except as set forth on Section
3.7 of the Seller Disclosure Schedule, since December 31, 2003 (the "BASE BALANCE DATE"), neither Seller nor any Subsidiary has any Liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) except for Liabilities incurred since the Base Balance Sheet Date in the ordinary course of business consistent with past practices which are not, individually or in the aggregate, material to the business, results of operations or financial condition of Seller and the Subsidiaries taken as a whole and Liabilities incurred in connection with this Agreement. There has been no change in Seller's accounting policies during the periods covered by the Seller Financial Statements, except as described in the notes to the Seller Financial Statements. Seller has no material debt, Liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected, reserved against or disclosed in the Seller Financial Statements or under Section 3.7 of the Seller Disclosure Schedule, except for those that may have been incurred after the Base Balance Sheet Date in the ordinary course of Seller's business, consistent with past practice and that are in an aggregate amount not to exceed $50,000, and (ii) those that occur after the date of this Agreement in compliance with this Agreement or with the express written consent of Platinum.

         3.8 Internal Control Over Financial Reporting. Seller has implemented a process, designed by, or under the supervision of, Seller's principal executive and principal financial officers, and effected by Seller's board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of the preparation of financial statements in accordance with GAAP and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Seller and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Seller and its Subsidiaries are being made only in accordance with authorizations of management and directors of Seller and its Subsidiaries; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Seller's assets.

         3.9 Accounts Receivable. The Accounts Receivable shown in the December 31, 2003 balance sheet contained in the Seller Financial Statements (the "BASE BALANCE SHEET") and which constitute Assets to be purchased under
Section 2.1 arose in the ordinary course of business consistent with past practice. Allowances for doubtful accounts and warranty returns are adequate and have been prepared in accordance with GAAP and in accordance with the past practices of Seller and its Subsidiaries. The Accounts Receivable of Seller and its Subsidiaries constituting Assets to be purchased under Section 2.1 arising after the Base Balance Sheet Date and prior to the Closing Date arose or will arise in the ordinary course of business consistent with past practice. To the knowledge of Seller, the Accounts Receivable are not subject to any material claim of offset, recoupment, setoff or counter-claim and it has no knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim in any such case, except to the extent otherwise reflected in the allowances for doubtful accounts as provided for in the Base Balance Sheet or, with respect to Accounts Receivable arising after the Base Balance Sheet Date and prior to the Closing Date, as determined in the ordinary course of business consistent with the past practices of Seller and its Subsidiaries. Except as set forth in Section 3.9 of the Seller Disclosure Schedule, no material amount of Accounts Receivable are contingent upon the performance by Seller or any of its Subsidiaries of any obligation or Contract other than normal warranty repair and replacement and other than products' progress bills in the ordinary course of business consistent with past practice. No Person has any Encumbrance on any of such Accounts Receivable and no agreement for deduction or discount has been made with respect to any of such Accounts Receivable. Section 3.9 of the Seller Disclosure Schedule sets forth an aging of Accounts Receivable of Seller and its Subsidiaries in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts and warranty returns and Section 3.9 of the Seller Disclosure Schedule sets forth such amounts of Accounts Receivable which are subject to asserted warranty claims known to Seller by information regarding asserted warranty claims known to Seller made within the last year, including the type and amounts of such claims. Except as set forth on Section 3.9 of the Seller Disclosure Schedule, Seller has no Accounts Receivable from any person, firm or corporation which is affiliated with Seller or from any director, officer or employee or Affiliate of Seller, Parent or any Subsidiary of Seller.

         3.10     [Intentionally Omitted]

         3.11 Litigation. Except as set forth in Section 3.11 of the Seller Disclosure Schedule, there is no Proceeding pending against Seller or any of its Subsidiaries, nor, to Seller's knowledge, is any Proceeding threatened against Seller or any of its Subsidiaries before any Governmental Authority or arbitrator that, if determined adversely to Seller or any of its Subsidiaries, may reasonably be expected to have a Material Adverse Effect on Seller, the Business or the Assets. There is no material unsatisfied adverse Order of a Governmental Authority or arbitrator outstanding against Seller or any of its Subsidiaries. There is no Proceeding pending as to which Seller has received notice of assertion against Seller, which in any manner could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

         3.12     Taxes.

                  (a) Seller and each Subsidiary of Seller has timely filed all material federal, state, local and foreign returns, reports, estimates, information statements or other documents or information ("RETURNS") required to be supplied to any "Tax" (as defined below) authority relating to "Taxes" (as defined below) required to be filed by or on behalf of Seller, and each Subsidiary of Seller. Such Returns are true, correct and complete in all material respects. Seller and each Subsidiary of Seller has paid all material Taxes required to be paid, has made all necessary estimated Tax payments, and has no Liability for Taxes in excess of the amount so paid, except to the extent adequate reserves have been established in the Seller Financial Statements or, with respect to Taxes that are not yet due on or prior to the date of this Agreement and which have become due thereafter, adequate reserves have been established by Seller and each Subsidiary of Seller prior to the Closing Date.

                  (b) Seller and each Subsidiary of Seller has withheld and paid all material Taxes required by applicable Legal Requirement to be withheld and paid in connection with any amounts paid or owing to any employee, independent producer or contractor, creditor, stockholder, or other Third Party.

                  (c) To Seller's knowledge, no claim has ever been made by a Governmental Authority in a jurisdiction where Seller or any Subsidiary of Seller does not file Tax Returns that Seller, or any Subsidiary of Seller is or may be subject to Taxation by that jurisdiction.

                  (d) Except as set forth in Section 3.12(d) of the Seller Disclosure Schedule, neither Seller nor any Subsidiary of Seller is party to or has any obligation under any Tax-sharing, Tax indemnity or Tax allocation agreement or arrangement.

                  For the purposes of this Agreement, "TAX" or "TAXES" refers to
(i) any and all federal, state, local and foreign Taxes, assessments and other governmental charges, duties, impositions and Liabilities relating to Taxes, including Taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property Taxes, together with all interest, penalties and additions imposed with respect to such amounts,
(ii) any Liability for payment of any amounts of the type described in clause
(i) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (iii) any Liability for amounts of the type described in clauses (i) and (ii) as a result of any express or implied obligation to indemnify another Person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any Liability for Taxes of a predecessor entity.

         3.13     Sufficiency of Assets; Title to Properties.

                  (a) The Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by Seller and includes substantially all of the operating assets of Seller, subject to any Excluded Assets or Retained Liabilities.

                  (b) Seller and each of the Subsidiaries have good and marketable title to all of their respective Assets as shown on the Base Balance Sheet, or with respect to leased Assets, valid leasehold interests in, or with respect to licensed Assets, valid licenses to use, free and clear of all Encumbrances (other than Permitted Encumbrances). The machinery and equipment included in the Assets are in all material respects in good condition and repair, normal wear and tear excepted, and all Leases of Real Property or Tangible Personal Property to which Seller or any Subsidiary of Seller is a party are fully effective and afford Seller or such Subsidiary peaceful and undisturbed possession of the subject matter of the Lease. To Seller's Knowledge, neither Seller nor any Subsidiary is in violation of any zoning, building, or safety ordinance, regulation or requirement or other Legal Requirement applicable to the operation of owned or leased properties, and Seller has not received any notice of such violation with which it has not complied or had waived.

                  (c) Section 3.13(c) of the Seller Disclosure Schedule sets forth the addresses and uses of all Real Property that Seller, its predecessors, Affiliates or the Subsidiaries own, lease or sublease or have ever owned, leased or subleased since January 1, 2003. All Leases of Real Property or Tangible Personal Property constituting Assets to which Seller or any Subsidiary of Seller is a party are effective and afford Seller peaceful and undisturbed possession of the subject matter of the Lease. As a result of the transactions contemplated by this Agreement, Purchaser will obtain a valid ownership or leasehold interest in all Tangible Personal Property that Seller or its Subsidiaries currently own or lease and all Real Property that Seller or its Subsidiaries currently own or lease, as of the date of this Agreement, (subject to any Real Property retained by Seller or its Subsidiaries as Excluded Assets), in each case free and clear of all title defects and Encumbrances of any kind, except (i) Permitted Encumbrances; (ii) mechanics', carriers', workers' and other similar liens arising in the ordinary course of business, and (iii) liens for current Taxes not yet due and payable.

         3.14 Absence of Certain Changes or Events. Excluding the effect of filing and administration of the Chapter 11 Case, since the Base Balance Sheet Date, Seller and the Subsidiaries have carried on their business in the ordinary course substantially in accordance with the procedures and practices in effect on the Base Balance Sheet Date.

                  (a)  To Seller's knowledge, except as set forth under Section
3.14 of the Seller Disclosure Schedule, since the Base Balance Sheet Date there has not been with respect to Seller or any Subsidiary of Seller:

                       (i) any change, event, circumstance or effect, which by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or would reasonably be expected to have a Material Adverse Effect on Seller or on Seller's or its Subsidiaries' ability to conduct the Business as presently conducted, or that is reasonably likely to impede the performance by Seller of its obligations under this Agreement or any of the Seller Ancillary Agreements;

                       (ii) any Encumbrance placed on any of the properties of Seller or any Subsidiary except Permitted Encumbrances;

                       (iii) any Liability incurred by Seller or any Subsidiary of Seller other than trade accounts payable and other Liabilities arising in the ordinary course of business;

                       (iv) any purchase, license, sale or other disposition, or any agreement or other arrangement for the purchase, license, sale or other disposition, of any of the Assets other than in the ordinary course of business and consistent with past practice or which do not exceed in the aggregate $50,000 through the date of this Agreement;

                       (v) any material damage, destruction or loss of any material property or asset, whether or not covered by insurance;

                       (vi) any material labor dispute or material claim of unfair labor practices;

                       (vii) any increase in the compensation payable or to become payable to any of Seller's or any of its Subsidiary's officers, employees or agents earning compensation at an anticipated annual rate in excess of $50,000, or any bonus payment or arrangement made to or with any of such officers, employees, consultants or agents; or any increase in the compensation payable or to become payable to any of Seller's or any of its Subsidiary's other officers, employees, consultants or agents (other than normal annual raises for non-officers in the ordinary course of business consistent with past practice) or any bonus payment or arrangement made to or with any of such officers, employees or agents other than normal bonuses or compensation increases granted prior to the date of this Agreement as disclosed under Section 3.14 of the Seller Disclosure Schedule;

                       (viii) any termination or resignation of any executive officer of Seller or any Subsidiary of Seller; or

                       (ix) any loss of one or more material customers of Seller or any Subsidiary of Seller, which, individually or in the aggregate, account for more than five percent (5%) of the consolidated revenues of Seller and its Subsidiaries as of the Base Balance Sheet Date.

                  (b) Except as set forth under Section 3.14 of the Seller Disclosure Schedule, since the Base Balance Sheet Date neither Seller nor any Subsidiary of Seller has:

                       (i) amended their certificates of incorporation, bylaws or any other organizational document of a Subsidiary of Seller;

                       (ii) made any material payment or discharged any material Encumbrance or Liability of Seller or any Subsidiary;

                       (iii) incurred any material obligation or Liability to any of their employees, officers, directors, stockholders or Affiliates, or any loans or advances made to any of its employees, officers, directors, stockholders or Affiliates, except normal compensation and reasonable travel related expense allowances payable to employees, officers or directors;

                       (iv) declared, set aside or paid any dividend on, or made any other distribution in respect of, their capital stock, or made any changes in any rights, preferences, privileges or restrictions of any of their outstanding capital stock;

                       (v) effected or been a party to any transaction relating to a merger, consolidation, sale of all or substantially all of their assets, or similar transaction; or accepted or otherwise entered into any Acquisition Proposal (as defined in Section 5.6);

                       (vi) executed, amended, relinquished, terminated or failed to renew any material Contract constituting an Asset, lease, transaction or legally binding commitment other than in the ordinary course of their business (nor has there been any written or oral indication or assertion by the other party thereto of its desire to so amend, relinquish, terminate or not renew any such Contract, lease transaction or legally binding commitment);

                       (vii) deferred the payment of any accounts payable outside the ordinary course of business or provided any discount, accommodation or other concession outside the ordinary course of business in order to accelerate or induce the collection of any receivable;

                       (viii) incurred indebtedness for borrowed money, entered into any capital lease or guaranteed any such indebtedness other than in the ordinary course of their business, and not in excess of $50,000 in the aggregate; or

                       (ix) entered into any other material transaction or taken any other material action outside the ordinary course of their business (other than as disclosed in Section 3.14 of the Seller Disclosure Schedule).

         3.15     Intellectual Property.

                  (a) Definition. As used herein, the term "INTELLECTUAL PROPERTY RIGHTS" shall mean all worldwide industrial and intellectual property rights, including, patents, patent applications, patent rights, trademarks (registered and/or at common law), trademark applications, trade names, service marks, service mark applications, URLs, works of authorship, copyrights, copyright registrations and applications for registration, mask work rights, moral rights, franchises, licenses, inventories, know-how, trade secrets, customer lists, proprietary information, proprietary processes and formulae, databases and data collections, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, manuals, memoranda and records.

                  (b) Ownership of Intellectual Property. Seller and each Subsidiary of Seller owns all right, title and interest in, or has license to use (sufficient for the conduct of its business as presently conducted), all Intellectual Property Rights used in or reasonably necessary to the conduct of its business as presently conducted including the business of the development, design, maintenance, sale, licensing, installation and use of Seller and its Subsidiary products and the sale of commercial services using such Intellectual Property Rights (with such Intellectual Property Rights being hereinafter collectively referred to as the "SELLER IP RIGHTS"). To Seller's Knowledge, except as set forth in Section 3.15(b) of the Seller Disclosure Schedule, Seller and its Subsidiaries have the exclusive, unrestricted, worldwide right to design, develop, use, reproduce, manufacture, sell, license and distribute all of its products and services (such products and services being set forth under Section 3.15(b) of the Seller Disclosure Schedule and hereinafter collectively referred to as the "SELLER PRODUCTS AND SERVICES") except where the failure to have such right would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller. Except as set forth under
Section 3.15(b) of the Seller Disclosure Schedule, neither Seller nor any Subsidiary of Seller has granted any reseller, distributor, sales representative, original equipment manufacturer, value added reseller or other third party any right to reproduce, manufacture, sell, license or distribute any of its products or services in any market segment or geographic location and which right is continuing as of the date of this Agreement. Set forth under
Section 3.15(b) of the Seller Disclosure Schedule is a true and complete list of all copyright, mask work, trademarks, service marks, trade names, trade dress and other names and brand identifiers held or used by the Seller and trademark registrations and applications and all patents and patent applications for Seller IP Rights owned or exclusively licensed by Seller or its Subsidiaries. Seller is not aware of any loss, cancellation, termination or expiration of any such registration or patent except as set forth on Section 3.15(b) of the Seller Disclosure Schedule. To Seller's knowledge, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material Breach of any instrument or agreement governing any Seller IP Right, will not cause forfeiture or termination or give rise to a right of forfeiture or termination of any Seller IP Right or materially impair the right of Seller to use, sell or license any Seller IP Right or portion thereof except where such breach, forfeiture, termination or impairment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller, the Business or the Assets.

                  (c) No Violation of Rights of Others. To Seller's knowledge, the business of Seller and each Subsidiary of Seller and the design, development, use, manufacture, sale, license or provision of any Seller Product and Service does not, and the use, manufacture, sale, license or provision of any Seller Product or Service after the Effective Time will not cause Seller or any Subsidiary of Seller to infringe or violate any of the Intellectual Property Rights of any other Person. Neither Seller nor any Subsidiary of Seller has received any written or oral claim or notice of infringement or potential infringement of the Intellectual Property Rights of any other Person. To Seller's Knowledge, neither Seller nor any Subsidiary of Seller is using any confidential information or trade secrets of any Third Party, including, but not limited to, any past or present employees or their respective past employers. To Seller's knowledge, there are no royalties, honoraria, fees or other payments payable by Seller or any Subsidiary of Seller to any Person by reason of the ownership, use, license, sale, or disposition of the Seller IP Rights (other than as set forth under Section 3.15(b) of the Seller Disclosure Schedule.

                  (d) Protection of Rights. Seller has taken all commercially reasonable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Seller IP Rights. To the knowledge of Seller, there is no material unauthorized use, infringement or misappropriation of any Seller IP Rights by any Third Party, including, to the knowledge of Seller, any Seller employee or Subsidiary of Seller employee. Seller has made available to Platinum copies of all agreements that Seller has with its officers, employees and consultants regarding the protection of proprietary information and the assignment to Seller of all Intellectual Property Rights arising from the services performed for Seller or any Subsidiary by such Persons.

         3.16     Conformity of Products and Services. Except as set forth in
Section 3.16 of the Seller Disclosure Schedule, all Seller Products and Services delivered or provided by Seller or any Subsidiary of Seller to customers on or prior to the Closing Date conform in all material respects (to the extent required in Contracts with such customers) to applicable contractual commitments, express and implied warranties, product specifications and product documentation and to any representations provided to customers, and neither Seller nor any Subsidiary of Seller has any material Liability (and, to Seller's knowledge, there is no legitimate basis for any present or future Proceeding against Seller or any Subsidiary giving rise to any material Liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefore reflected on the Base Balance Sheet, or, with respect to any such material Liability arising after the Base Balance Sheet Date and prior to the Closing Date, such reserves as determined in accordance with GAAP and in accordance with the past practices of Seller and its Subsidiaries.

         3.17 Product and Service Warranties. Set forth on Section 3.17 of the Seller Disclosure Schedule are the standard written forms of product and service warranties and guarantees utilized by Seller or any Subsidiary of Seller as of the date of this Agreement with respect to the Seller Products and Services. To Seller's knowledge, except as set forth on Section 3.17 of the Seller Disclosure Schedule, during a period of three (3) years prior to the Closing Date, neither Seller nor any Subsidiary of Seller has made any other written material warranties (which remain in effect) with regard to Seller Products and Services. There are not existing or threatened in writing, product liability, warranty or other similar claims against Seller or any Subsidiary of Seller alleging that any Seller Products and Services are defective or fail to meet any product or service warranty except for such claims (i) that would not, individually or in the aggregate, be expected to have a Material Adverse Effect on Seller, or (ii) Liability which is not in excess of any reserves therefor reflected on the Base Balance Sheet or, with respect to any such material Liability arising after the Base Balance Sheet Date and prior to the Closing Date, such reserves as determined in accordance with GAAP and in accordance with the past practices of Seller and its Subsidiaries. Except as set forth on
Section 3.17 of the Seller Disclosure Schedule, there are (a) no inherent design defects or systemic or chronic problems in any Seller Products and Services that are known to Seller or any Subsidiary of Seller and (b) no Liabilities that are known to Seller or any Subsidiary of Seller for warranty or other claims or returns with respect to any Seller

Products and Services relating to any such defects or problems in excess of any reserves therefor reflected on the Base Balance Sheet or, with respect to any such material Liability arising after the Base Balance Sheet Date and prior to the Closing Date, such reserves as determined in accordance with GAAP and in accordance with the past practices of Seller and its Subsidiaries.

         3.18     List of Certain Employees; Suppliers and Customers.

                  (a) Section 3.18(a) of the Seller Disclosure Schedule sets forth a detailed description of all compensation, including salary, bonus and deferred compensation paid or payable, for each officer, employee, consultant and independent contractor of Seller and the Subsidiaries who individually received compensation in excess of $50,000 for the fiscal year ended December 31, 2003 or is anticipated to receive compensation in excess of $50,000 for the fiscal year ending December 31, 2004.

                  (b) Section 3.18(b) of the Seller Disclosure Schedule sets forth a list of all suppliers, licensors and vendors of Seller or the Subsidiaries to whom, since January 1, 2003, Seller or the Subsidiaries made payments aggregating $50,000 or more, showing, with respect to each, the name, address and dollar value involved. No such supplier, licensor or vendor has canceled or otherwise terminated or materially reduced its business with Seller or the Subsidiaries or materially and adversely modified its relationship with Seller or the Subsidiaries nor, to the knowledge of Seller, does any supplier, licensor or vendor, have any plan or intention to do so.

                  (c) Section 3.18(c) of the Seller Disclosure Schedule sets forth the name of each customer or distributor of Seller or the Subsidiaries who accounted for more than two percent (2%) of the revenues of Seller for the fiscal year(s) ending December 31, 2002 and December 31, 2003 (the "CUSTOMERS") showing with respect to each, the name, address and dollar value involved. Except as set forth in Section 3.18(c) of the Seller Disclosure Schedule, between December 31, 2002 and the date of this Agreement, no Customer of Seller or the Subsidiaries has canceled or otherwise terminated its relationship with Seller or the Subsidiaries, or not renewed or accepted any maintenance agreements, or has decreased materially its purchases of Seller Products and Services. No Customer has, to the knowledge of the Seller, any plan or intention to terminate, to cancel or otherwise materially and adversely modify its relationship with Seller or the Subsidiaries or to decrease materially or limit its purchase or distribution of Seller Products and Services.

         3.19 Disabling Codes. To Seller's knowledge, the software used in the Seller Products and Services are free of any disabling codes or instructions (a "DISABLING CODE"), and any virus or other intentionally created, undocumented contaminant (a "CONTAMINANT"), that may, or may be used to, access, modify, delete, damage or disable the Systems (as defined below) or that may result in damage thereto. Software obtained from Third Party suppliers is, to Seller's knowledge, free of any Disabling Codes or Contaminants that may, or may be used to, access, modify, delete, damage or disable any of the Systems (as defined below) or that might result in damage thereto. Seller has taken commercially reasonable steps and implemented commercially reasonable procedures to ensure that its internal computer systems (consisting of hardware, software, databases or embedded control systems, "SYSTEMS") are free from Disabling Codes and Contaminants. To Seller's knowledge, except as may be set forth in Section 3.19 of the Seller Disclosure Schedule, Seller has in place appropriate disaster recovery plans, procedures and facilities and has taken all reasonable steps to safeguard its Systems and restrict unauthorized access thereto.

         3.20 Compliance with Laws. Seller and each Subsidiary of Seller has complied, or prior to the Closing Date will have complied, and is or will be at the Closing Date in compliance, in all material respects, with all Legal Requirements, and all Orders applicable to Seller or any Subsidiary, or to the Assets, properties and business of Seller or any Subsidiary, except where the failure to comply with any such Legal Requirements would not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect on Seller, the Business or the Assets.

         Seller and each Subsidiary has received all material permits, approvals and Governmental Authorizations from, and has made all material filings with, Third Parties, including Governmental Authorities, that are necessary to the conduct of its business as presently conducted.

         3.21     Agreements and Commitments. Except as set forth under Section
3.21 of the Seller Disclosure Schedule and delivered or made available by Seller to Platinum on or prior to the Closing Date, as of the date hereof, neither Seller nor any Subsidiary of Seller is a party or subject to any agreement, obligation or commitment that is material to Seller, its financial condition or business or which is described below, including but not limited to the following:

                  (a) any Contract providing for payments by or to Seller or any Subsidiary of Seller in an amount with respect to any single transaction, or series of related transactions, of (i) $50,000 or more in the ordinary course of business or (ii) $25,000 or more not in the ordinary course of business;

                  (b) any Contract to which Seller or any Subsidiary of Seller is a party (i) with respect to Seller IP Rights licensed or transferred to any Third Party (other than standard agreements with customers arising in the ordinary course of business consistent with past practice, the forms of which have been delivered to Platinum or its counsel); and (ii) pursuant to which a Third Party has licensed or transferred any Intellectual Property Rights to Seller or any Subsidiary of Seller reasonably necessary for the conduct of its business as of the date hereof (except for commercially available, non-customized software sold at retail and not embedded in Seller Products and Services or sub-licensed to customers of Seller or its Subsidiaries);

                  (c) any agreement by Seller or any Subsidiary of Seller to encumber, transfer or sell any material rights in or with respect to any Seller IP Rights except non-exclusive software licenses;

                  (d) any Contract providing for development of technology for Seller which technology (i) is used or incorporated in any Seller Products or Services currently distributed or performed by Seller or any Subsidiary of Seller or (ii) is anticipated to be used or incorporated in any planned products or services of Seller or a Subsidiary of Seller, or any Contract that requires Seller to perform specified development work for a Third Party.

                  (e) any Contract currently in force for hosting, data center, transaction processing or other services related to Seller's website;

                  (f) any agreement for the sale or lease of Tangible Personal Property involving more than $50,000 per year;

                  (g) any dealer, distributor, sales representative, original equipment manufacturer, value added remarketer or other agreement for the distribution of Seller's Products or Services (other than standard agreements arising in the ordinary course of business consistent with past practice, the forms of which have been delivered to Platinum or its counsel);

                  (h) any franchise agreement;

                  (i) any Contract granting most favored nation pricing and/or terms to any customer, licensee, purchaser, reseller, promoter or remarketer of any of Seller or its Subsidiaries' products or services;

                  (j) any joint venture Contract or arrangement or any other agreement that involves a sharing of profits with other Persons or the payment of royalties to any other Person;

                  (k) any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee or otherwise, except for trade indebtedness or any advance to any employee of Seller or of any Subsidiary of Seller incurred or made in the ordinary course of business, and except as disclosed in the Seller Financial Statements;

                  (l) any Contract containing covenants purporting to limit Seller's or any of its Subsidiary's freedom to compete in any line of business in any geographic area or to sell products or services to a specific entity;

                  (m) any Contract currently in force to provide source code to any Third Party for any product or technology;

                  (n) any Contract for the employment of any officer, employee or consultant of Seller or any Subsidiary of Seller or any other type of Contract or understanding with any officer, employee or consultant of Seller or any Subsidiary of Seller that is not immediately terminable by Seller or the Subsidiary of Seller without cost or liability;

                  (o) any Contract for consulting or similar services with a term of more than sixty (60) days and which is not terminable without penalty with notice of sixty (60) days or less; or

                  (p) any other material Contract entered into outside the ordinary course of business.

                  To Seller's knowledge, all agreements, obligations and commitments listed in Section 3.21 of the Seller Disclosure Schedule, are valid and in full force and effect, and except as expressly noted, a true and complete copy of each has been delivered or made available to Platinum. Except as noted on Section 3.21 of the Seller Disclosure Schedule, neither Seller nor, to the knowledge of Seller, any other party, is in material Breach of or default under any material term of any such agreement, obligation or commitment except where such breach or default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller, the Business or the Assets. Neither Seller nor any Subsidiary of Seller has any liability for renegotiation of government Contracts or sub-Contracts which individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Seller, the Business or the Assets.

         3.22     Employees.

                  (a) General Compliance. Seller and each of the Subsidiaries is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters, and to Seller's Knowledge has, correctly classified employees as exempt employees and non-exempt employees under the Fair Labor Standards Act.

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
Except as set forth under Section 3.22(a) of the Seller Disclosure Schedule, neither Seller nor any Subsidiary of Seller has employment or consulting Contracts currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). To Seller's Knowledge and except as set forth in Section 3.22 of the Seller Disclosure Schedule, all independent contractors have been properly classified as independent contractors for the purposes of federal and applicable state Tax laws, laws applicable to employee benefits and other applicable laws. All employees of Seller or any Subsidiary of Seller located in the United States are legally permitted to be employed by Seller or such Subsidiary in the United States of America. Seller will have no liability to any employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement.

                  (b) Good Labor Relations. Seller and each of the Subsidiaries:
(i) has never been since January 1, 2000, and is not now, subject to a union organizing effort; (ii) is not subject to any collective bargaining agreement with respect to any of its employees; (iii) is not subject to any other Contract with any trade or labor union, employees' association or similar organization; and (iv) has no current labor disputes and has had no material labor disputes or claims of unfair labor practices since January 1, 2000. Seller and the Subsidiaries have good labor relations, and have no knowledge of any facts indicating that the consummation of the transactions contemplated hereby will have a Material Adverse Effect on such labor relations. Between January 1, 2003 and the date of this Agreement, to Seller's knowledge, no executive officer of Seller or any of its Subsidiaries, or material number of other employees of Seller or any of its Subsidiaries, has given notice that such employee intends to terminate his or her employment with Seller or any such Subsidiary. As of the date of this Agreement, Seller has no knowledge that any key personnel or other employees intend to leave its or a Subsidiary's employment. There are no controversies pending or, to Seller's knowledge, threatened, between Seller or any Subsidiary and any of their employees that would be reasonably likely to result in Seller incurring any material Liability that could reasonably be expected to result in a Material Adverse Effect on Seller.

                  (c) Employee Plans. Section 3.22(c) of the Seller Disclosure
Schedule identifies each Seller Employee Plans. Copies of all other Seller Employee Plans (and, if applicable, related trust agreements) and all related documents, amendments and material written interpretations (including summary plan descriptions) thereto have been delivered or made available to Platinum or its counsel, together with, to the extent applicable, the two most recent annual reports (Form 5500, including, if applicable, Schedule B thereto) prepared in connection with any such Seller Employee Plan. No "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Seller Employee Plan which is covered by Title I of ERISA which would result in a material Liability to Seller, excluding transactions effected pursuant to a statutory or administrative exemption. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Seller Employee Plan has or will make Seller, any Subsidiary or any Seller or Subsidiary officer or director subject to any material Liability under Title I of ERISA or Liability for any material Tax or penalty pursuant to Sections 4972, 4975, 4976 or 4979 of the Code or Section 502 of ERISA. Except as set forth in Section 3.22(c) of the Seller Disclosure Schedule, no Seller Employee Plans will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans. All contributions due from Seller or any Subsidiary with respect to any of the Seller Employee Plans have been made as required under such plans and, to the extent applicable, ERISA, other than contributions accrued in the ordinary course of business consistent with past practice, all of which have been paid or will be paid when and as required or, if not required to be made, have been accrued on the Seller Financial Statements. Seller and each of the Subsidiaries has performed in all material respects all obligations required to be performed by it under each Seller Employee

Plan, and each Seller Employee Plan has been maintained materially in compliance with its terms and with the requirements prescribed by any and all Legal Requirements, which are applicable to such Seller Employee Plans. All individuals who, pursuant to the terms of any Seller Employee Plans, are entitled to participate in any Seller Employee Plan, currently are participating in such Seller Employee Plan or have been offered an opportunity to do so. Except as set forth under Section 3.22(c) of the Seller Disclosure Schedule, to Seller's knowledge, no employee of Seller or any of its Subsidiaries, and no Person subject to any health plan of Seller or any of its Subsidiaries has made medical claims through such health plan during the 12 months preceding the date hereof for more than $50,000 in the aggregate for which Seller is responsible.

                  (d) Pension Plans. All Seller Employee Plans which individually or collectively would constitute an "employee pension benefit plan", as defined in Section 3(2) of ERISA (collectively, the "SELLER PENSION PLANS"), are identified as such under Section 3.22(d) of the Seller Disclosure Schedule. Any Seller Pension Plan which is intended to be qualified under
Section 401(a) of the Code (a "SELLER 401(A) PLAN") has received a favorable determination from the Internal Revenue Service with respect to its tax exempt status. No Seller Pension Plan constitutes, or has since the enactment of ERISA constituted, a "multiemployer plan," as defined in Section 3(37) of ERISA. No Seller Pension Plans are subject to Title IV of ERISA. Seller has delivered to Platinum or its counsel a complete and correct copy of the most recent Internal Revenue Service determination letter with respect to each Seller 401(a) Plan, if any exists.

                  (e) Benefit Arrangements. Section 3.22(e) of the Seller Disclosure Schedule lists each employment, severance (including all post-employment liabilities) or other similar Contract or policy and each Contract providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which: (i) is not a Seller Employee Plan;
(ii) is entered into, maintained or contributed to by Seller or any Subsidiary; and (iii) covers any employee or former employee or independent contractor or consultant of Seller or any Subsidiary. Such Contracts and policies as are described in this Section 3.22(e) are herein referred to collectively as the "SELLER BENEFIT ARRANGEMENTS." Each Seller Benefit Arrangement has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, Orders, rules and regulations which are applicable to such Seller Benefit Arrangement. Seller has delivered to Platinum or its counsel a complete and correct copy or description of each Seller Benefit Arrangement. All individuals who, pursuant to the terms of any Seller Benefit Arrangement, are entitled to participate in any such Seller Benefit Arrangement, are currently participating in such Seller Benefit Arrangement or have been offered an opportunity to do so and have declined.

                  (f) Benefit Changes. Except as set forth in Section 3.22(f) of the Seller Disclosure Schedule since January 1, 2003, there has been no amendment to, written interpretation or announcement (whether or not written) by Seller or any Subsidiary of Seller relating to, or change in employee participation or coverage under, any Seller Employee Plan or Seller Benefit Arrangement that would increase materially the expense of maintaining such Seller Employee Plan or Seller Benefit Arrangement in the future.

                  (g) COBRA Compliance. Seller and, to the extent applicable, each of the Subsidiaries has complied in all material respects prior to the date hereof, with the continuation coverage requirements of Section 4980B of the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), Sections 601 through 608 of ERISA, the American with Disabilities Act of 1990, as amended, and the Family Medical Leave Act of 1993, as amended, and the regulations thereunder, and no material Tax payable on account of Section 4980B of the Code has been incurred with respect to any current or former employees (or their beneficiaries) of Seller or any Subsidiary.

                  (h) No Violation of Contracts. To the knowledge of Seller, no employee or consultant of Seller or any Subsidiary of Seller is in violation of any term of any employment Contract, patent disclosure agreement, non-competition agreement, or any other Contract, or any restrictive covenant relating to the right of any such employee to be employed by Seller or any Subsidiary of Seller, or to use Intellectual Property Rights of others. To Seller's knowledge, the mere fact of employment of any Seller or Subsidiary employee does not subject Seller to any Liability other than for compensation and benefits earned in the ordinary course of business.

         3.23     Relationships with Affiliates. Except as disclosed in Section
3.23 of the Seller Disclosure Schedule, neither Parent nor any Affiliate of Parent (except Seller) has, or since January 1, 2001 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to Seller's business. Neither Seller nor Parent nor any Affiliate of any of them owns, or since January 1, 2001 has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with Seller other than business dealings or transactions disclosed in Section 3.23 of the Seller Disclosure Schedule, each of which has been conducted in the ordinary course of business with Seller at substantially prevailing market prices and on substantially prevailing market terms, or (b) engaged in competition with Seller with respect to any line of the Seller Products and Services (a "COMPETING BUSINESS") in any market presently served by Seller, except for ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business with securities listed on any national or regional securities exchange or that have been registered under Section 12(g) of the Exchange Act. Except as set forth in
Section 3.23 of the Seller Disclosure Schedule, neither Seller nor Parent nor any Affiliate of any of them is a party to any Contract with, or has any claim or right against, Seller or any Subsidiary of Seller.

         3.24     Environmental Matters.

                  (a) For the purposes of this Agreement, the terms "DISPOSAL," "RELEASE," and "THREATENED RELEASE" shall have the definitions assigned thereto by CERCLA. For the purposes of this Agreement, "HAZARDOUS MATERIALS" shall mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous material," "toxic substance" or "hazardous chemical" under: (i) CERCLA; (ii) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; (iii) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; (iv) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (v) the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.; (vi) regulations promulgated under any of the above statutes; or (vii) any other applicable federal, state or local statute, ordinance, rule or regulation that has a scope or purpose similar to those identified above. For purposes of this Agreement, the term "HAZARDOUS ACTIVITY" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities.

                  (b) To Seller's Knowledge, as of the Closing, except in compliance with Environmental Laws or in a manner that could not reasonably be expected to subject Seller or any Subsidiary of Seller to material Liability, no Hazardous Materials are present on or under any Facility currently owned, operated, or leased by Seller, any predecessor, any Subsidiary of Seller or any former subsidiary, or were present on any other Facility at the time it ceased to be owned, operated or leased by Seller, any predecessor, any Subsidiary of Seller or any former subsidiary. Neither Seller nor any Person for whose conduct it is or may be held responsible, or to the knowledge of Seller, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any Facility or any other property or assets (whether real, personal, or mixed) in which Seller has or had an interest except in full compliance with all applicable Environmental Laws.

                  (c)  To Seller's knowledge, except as set forth on Section
3.24 of the Seller Disclosure Schedule during the time that Seller, any predecessor, Subsidiary of Seller or any former subsidiary has owned or leased a Facility:

                       (i) there have been no disposals, releases or threatened releases of Hazardous Materials on, from or under such Facility;

                       (ii) no Hazardous Materials have been transported from such Facilities to any site or facility now listed or proposed for listing on the National Priorities List, at 40 C.F.R. Part 300, or any list with a similar scope or purpose published by any state authority; and

                       (iii) there has been no litigation, proceeding or administrative action brought, threatened in writing against Parent, Seller, any predecessor of Seller, any Subsidiary of Seller or any former subsidiary, or any settlement reached by Parent, Seller, any predecessor of Seller, any Subsidiary of Seller or any former subsidiary with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such Facility or that otherwise relates to Hazardous Activity.

                  (d) Except as set forth in Section 3.24(d) of the Seller Disclosure Schedule, Seller has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of Facility that may have occurred prior to Seller, a Subsidiary of Seller or former subsidiary having taken possession of any of such Facility.

                  (e) Seller has delivered to Purchaser true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Seller or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

         3.25     [Intentionally Omitted].

         3.26 Board of Directors, Officers and Key Personnel. Section 3.26 of the Seller Disclosure Schedule accurately sets forth, as of the date of this
Agreement: (a) the name and title of each of Seller's officers and its Subsidiaries' officers; (b) the name and title of supervisory, developmental or other key personnel of Seller and its Subsidiaries; and (c) the name, principal occupation and address of each member of Seller's board of directors and its Subsidiaries' boards of directors.

         3.27 Insurance. Seller and each Subsidiary of Seller maintains, fire and casualty, workers compensation, general liability, business interruption and product liability insurance (which current policies are listed under Section 3.27 of the Seller Disclosure Schedule) which it believes to be reasonably prudent for similarly sized and similarly situated businesses.
Section 3.27 of the Seller Disclosure Schedule sets forth all material claims made under insurance policies since January 1, 2001 and the premiums that apply with respect to such insurance policies as of the date of this Agreement.

         3.28 Accuracy of Disclosure. To Seller's knowledge, this Agreement, its Schedules, and any of the certificates or documents to be delivered by Seller or Parent to Platinum under this Agreement, taken together, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

4.       REPRESENTATIONS AND WARRANTIES OF PLATINUM AND PURCHASER

         Except as set forth in the Platinum Disclosure Schedule, the parts of which are numbered to correspond to the Section numbers of this Agreement and which thereby qualify the corresponding representations and warranties contained in this Article 4, each of Platinum and Purchaser, where applicable, hereby represents and warrants jointly and severally to Seller as follows:

         4.1 Organization and Good Standing. Each of Platinum and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority, and all requisite qualifications to do business as a foreign corporation, to conduct its business in the manner in which its business is currently being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualifications would not, individually or in the aggregate, could be reasonably expected to have a material adverse effect on Platinum. Platinum has delivered or made available to Seller a true and correct copy of its and Purchaser's certificate of incorporation and bylaws, each as amended to date (collectively, the "PLATINUM CHARTER DOCUMENTS"), and each such instrument is in full force and effect. Platinum is not in violation of any of the provisions of the Platinum Charter Documents. Platinum has delivered or made available to Seller all proposed or considered amendments to the Platinum Charter Documents.

         4.2      Power, Authorization and Non-Contravention.

                  (a) Each of Platinum and Purchaser has the corporate power, legal capacity and authority to (i) carry on its business as now conducted; (ii) own, operate and lease its properties in the manner in which its properties are currently owned, used and leased; (iii) perform its obligations under Contracts to which Platinum or any of its Subsidiaries is a party or bound, enter into and perform its obligations under this Agreement, and all agreements to which Platinum or Purchaser is or will be a party that are required to be executed pursuant to this Agreement (the "PLATINUM ANCILLARY AGREEMENTS"); except in the case of clauses (i), (ii) and (iii) of this Section 4.2 where the failure to have such power, capacity or authority would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Platinum or Purchaser. The execution, delivery and performance of this Agreement and the Platinum Ancillary Agreements have been duly and validly approved and authorized by Platinum's Board of Directors and Purchaser's Board of Directors, as applicable. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate and stockholder action on the part of Platinum and Purchaser. The written consent of Platinum, as the sole stockholder of Purchaser, a certified copy of which has previously been delivered to Seller, is sufficient for the approval, and no other approval of any holder of any securities of Platinum is required in connection with the consummation of the transactions contemplated hereby.

                  (b) No consent, approval, Order or authorization of, or registration, declaration or filing with any Governmental Authority or other Person is required to be obtained or made by Platinum or Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing with the SEC of a Current Report on Form 8-K with respect to the purchase of the Assets in accordance with the Exchange Act, (ii) such consents, approvals, Orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state Securities (or related) Laws, and (iii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Platinum or Purchaser or prevent, alter or materially delay the consummation of the transactions contemplated hereby.

                  (c) This Agreement and the Platinum Ancillary Agreements are, or when executed by Platinum and Purchaser (as applicable) and the other parties thereto will be, valid and binding obligations of Platinum and Purchaser, to the extent a party thereto, enforceable against Platinum and Purchaser, to the extent a party thereto in accordance with their respective terms, except as to the effect, if any, of (i) applicable bankruptcy and insolvency, moratorium, reorganization or other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

         4.3 No Violation of Charter Documents, Contracts or Laws. Neither the execution and delivery of this Agreement or any Platinum Ancillary Agreement, nor the consummation of the transactions provided for herein or therein, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, Breach, impairment or violation of: (a) any provision of the Platinum Charter Documents, as currently in effect; (b) any material Contract to which Platinum or any of its Subsidiaries is a party or bound; or (c) any federal, state, local or foreign judgment, writ, decree, Order, statute, rule or regulation applicable to Platinum any Subsidiary of Platinum or any of their respective assets or properties.

         4.4      Financing. Platinum has a commitment letter, as attached to
Section 4.4 of the Platinum Disclosure Schedule, for a credit facility (the "CREDIT FACILITY") which, if funded in accordance with its terms, together with available cash on hand, will provide sufficient funds to deliver the Purchase Price and all associated costs and expenses to Parent and to consummate the transactions contemplated by this Agreement.

         4.5 Accuracy of Disclosure. This Agreement, its Schedules, and any of the certificates or documents to be delivered by Platinum or Purchaser to Seller or Parent under this Agreement, taken together, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

5.       SELLER COVENANTS

         5.1 Advice of Changes. During the period from the date of this Agreement until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article 11 hereof, Seller will promptly advise Platinum in writing of: (i) the discovery by Seller of any event, condition, fact or circumstance occurring on or prior to the date of this Agreement that would render any representation or warranty by Seller contained in this Agreement untrue or inaccurate in any material respect;
(ii) any event, condition, fact or circumstance occurring subsequent to the date of this Agreement that would render any representation or warranty by Seller contained in this Agreement, if made on or as of the date of such event or the Closing Date (provided that representations and warranties which are confined to a specific date shall speak as of that date), untrue or inaccurate in any material respect; (iii) any Breach of any covenant or obligation of Seller pursuant to this Agreement or any Ancillary Agreement; (iv) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Article 10 impossible or unlikely; and (v) any Material Adverse Effect on Seller.

         5.2 Conduct of Business. During the period from the date of this Agreement until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article 11 hereof, Seller and each of its Subsidiaries shall, except as contemplated by this Agreement or to the extent that Platinum shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), carry on the Business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Legal Requirements and, subject to orders of the Bankruptcy Court and otherwise to the requirements of the Bankruptcy Code, pay its debts and Taxes when due, pay or perform other material obligations when due, and use all commercially reasonable efforts consistent with past practices and policies to
(i) preserve intact its present business organization, (ii) make available the services of its present officers, (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings, (iv) maintain the Assets in good working condition and repair according to the standards it has maintained as of the date of this Agreement, subject only to ordinary wear and tear, and (v) keep in full force all insurance policies identified under Section 3.27 of the Seller Disclosure Schedule and obtain, renew or extend any insurance required for the Business and the Assets. In addition, during that period, Seller will promptly notify Platinum of any material event involving the operation of the Business or the Assets consistent with the agreements contained herein.

                  In addition, during the period from the date of this Agreement until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article 11 hereof, except as provided otherwise herein or as approved or recommended by Platinum in writing, Seller and its Subsidiaries will not, without the prior written consent of Platinum, which consent shall not be unreasonably withheld or delayed:

                  (a) sell, lease, license, encumber or otherwise dispose of any of the Assets which individually or in the aggregate, are material to the Business or which have a book value in excess of $50,000, other than sales of products to customers and resellers on commercially reasonable terms effected in the ordinary course of business consistent with past practice;

                  (b) incur any indebtedness for money borrowed (other than the DIP Financing), enter into any capital leases or guarantee any such indebtedness or capital of another Person or enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, which obligations, liabilities or indebtedness exceed $50,000 in the aggregate

                  (c) except as required under agreements existing as of the date of this Agreement or as set forth under Section 5.2(c) of the Seller Disclosure Schedule, grant or pay any bonus, royalty, severance or termination pay or increased salary or other compensation to any officer, director, employee, consultant or agent of Seller or enter into any new employment agreement or a consulting agreement which provides for payment of more than $50,000 annually with any such Person, or enter into any new agreement or plan of the type described in Sections 3.22(c) or 3.22(e);

                  (d) enter into, amend, modify or terminate any Assumed Seller Contract, except in the ordinary course of business consistent with past practice and to the extent such action would not require disclosure under
Section 3.14, or waive, release, compromise or assign any material rights or claims;

                  (e) issue or sell any shares of the capital stock of any class of any Subsidiary of Seller or any other of such Subsidiary's securities, or issue, grant or create any securities exercisable for or convertible into such securities;

                  (f) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Business or enter into any joint ventures, partnerships or limited liability companies, or enter into strategic relationships or alliances, which are material, individually or in the aggregate, to the Business;

                  (g) make or permit to be made any capital expenditures, or make or commit or commit or agree to make any payments that would be classified as expenses under GAAP in each case which exceed $50,000 in any one transaction or the terms of which transactions are not in the ordinary course of business consistent with past practice;

                  (h) materially change its business practices or policies with respect to the Seller Products and Services or its customers;

                  (i) materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices, or agree to any material audit assessment by any Tax authority or make any Tax election;

                  (j) lend any amount to any Person, other than loans made to Subsidiaries of Seller that will be repaid in full prior to the Effective Time, in an amount not to exceed $50,000, and advances for reasonable travel related expenses which are incurred in the ordinary course of business consistent with past practice, not material in amount, which travel related expenses shall be documented by receipts for the claimed amounts in accordance with past practice;

                  (k) make any material payments outside the ordinary course of business consistent with past practice;

                  (l) take any action which would have a Material Adverse Effect on Seller other than as contemplated herein;

                  (m)  declare or make any Restricted Payments;

                  (n) directly or indirectly, make or own any Investment, except:

                       (i) Investments in Cash Equivalents;

                       (ii) Investments by any Subsidiary existing on the Filing Date; or

                       (iii) Investments received (but not purchased) in connection with the bankruptcy or reorganization of a customer of Seller or any Subsidiary or received in settlement of delinquent obligations of or disputes with the customers of Seller or any Subsidiary in the ordinary course of business.

                  (o) agree to do, or permit a Subsidiary to do or agree to do, any of the things described in the preceding clauses 5.2(a) through (n).

         5.3 Regulatory Approvals. Seller will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain any Governmental Authorization, which may be reasonably required, or which Platinum may reasonably request, in connection with the consummation of the transactions provided for in this Agreement. Seller will use all commercially reasonable efforts to obtain or assist Platinum in obtaining all such Governmental Authorizations.

         5.4 Necessary Consents. Seller will use all commercially reasonable efforts to obtain such written consents and take such other actions as may be necessary or appropriate for Seller, in addition to those set forth in
Section 5.3, to allow the consummation of the transactions provided for herein and to facilitate and allow Platinum to carry on Seller's Business after the Closing Date, including the obtaining of any consents required to assign the Assumed Seller Contracts to Purchaser.

         5.5 Securities Laws. Seller shall use all reasonable efforts to assist Platinum to the extent necessary to comply with the Securities Laws of all jurisdictions applicable in connection transactions contemplated by this Agreement.

         5.6 Litigation. Seller will notify Platinum in writing promptly after learning of any Proceeding by or before any Governmental Authority initiated or threatened against Parent or Seller relating to the Business or the Assets or for the purpose or with the effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which, if adversely determined, would be reasonably expected to have a Material Adverse Effect on Seller, the Business, the Assets or the Assumed Liabilities. If Parent or Seller becomes subject to a review by the Internal Revenue Service or any other Taxing agency or authority for periods prior to the Closing Date, and such review has the potential to materially affect the Liability of Platinum or any Subsidiary of Platinum for any Taxes due with respect to a Taxable period ending after the Closing Date, Parent or Seller (as the case may be) shall keep Platinum informed on a regular basis of the nature of such Proceedings and shall consider in good faith any recommendations made by Platinum as to the conduct and settlement of such Proceedings. In no event will Parent or Seller enter into any settlement or other stipulation with respect to any such review without the written consent of Platinum, which consent will not be unreasonably withheld.

         5.7 Notification of Employee Problems. Parent or Seller will promptly notify Platinum if any of Parent's or Seller's officers becomes aware that any of the key personnel listed under Section 3.26 of the Seller Disclosure
Schedule intends to leave Seller's employ.

         5.8 Satisfaction of Closing Conditions. Seller will use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Article 10 on or before the Closing. Subject to the terms and conditions of this Agreement, Seller will use its commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of Third Parties and to make all filings with, and give all notices to, Third Parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

         5.9 Confidentiality. Seller and Parent agree that Seller, Parent and their respective officers, directors, agents and representatives, will hold in strict confidence, and will not use or disclose, any Confidential Information or proprietary data obtained from Purchaser or Platinum with respect to Purchaser or Platinum except for the purpose of evaluating, negotiating and completing the transactions contemplated hereby. Information generally known in Platinum's industry or which has been disclosed to Seller or Parent by Third Parties which have a right to do so shall not be deemed Confidential Information or proprietary data for purposes of this Agreement. If the transactions contemplated by this Agreement are not consummated, Seller and Parent will return to Platinum (or certify that they have destroyed) all copies of such Confidential Information and proprietary data, including, but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, Tax returns, lists, memoranda, and other documents prepared by or made available to Seller in connection with the transactions contemplated hereby.

         5.10     Change of Name. On or before the Closing Date, Seller shall
(i) amend the Seller Charter Documents and take all other actions necessary to change its name to one sufficiently dissimilar to Seller's present name, in Purchaser's judgment, to avoid confusion; and (ii) take all actions requested by Purchaser to enable Purchaser to change its name to Seller's present name. In addition, from and after the Effective Time, none of Seller or its Subsidiaries shall use the present name of Seller or its Subsidiaries, or any variation thereof.

         5.11 Access to Information. During the period from the date of this Agreement until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article 11 hereof, subject to the terms and conditions hereof relating to the confidentiality and use of confidential and proprietary information, and subject to compliance with applicable Legal Requirement (including, but not limited to, antitrust laws) Seller will provide Platinum and its agents with reasonable access, during regular business hours, to the files, books, records and offices of Seller and the Subsidiaries, including, without limitation, any and all information relating to Seller and Subsidiary Taxes, commitments, Contracts, Leases, licenses, real, personal and intangible property (including any Intellectual Property Rights), and financial condition. Seller will cause its accountants to cooperate with Platinum and its agents in making available all financial information reasonably requested, including, without limitation, the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

         5.12 Canadian Employee Matters. Prior to the Closing Date, Seller or Canada Sub shall terminate such employees of Canada Sub as shall be set forth on a schedule to be provided to Seller not later than ten (10) days prior to the Effective Time; provided, however, that such number of terminated employees shall not be greater than forty-nine (49). Seller agrees that it or Canada Sub shall be responsible for any severance or termination obligations of Canada Sub with respect to any such terminated employees, that such employees shall be terminated in a manner so as to prevent Purchaser from incurring any liability with respect to such terminations (including without limitation, all payments required by applicable labor or employment standards legislation) and Seller shall also terminate any and all Seller Employee Plans prior to Closing as directed by Platinum or Purchaser.

6.       COVENANTS OF PLATINUM AND PURCHASER

         6.1 Advice of Changes. During the period from the date of this Agreement until the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement in accordance with the provisions of Article 11 hereof, Platinum and Purchaser will promptly advise Seller in writing of: (i) the discovery by Platinum or Purchaser of any event, condition, fact or circumstance occurring on or prior to the date of this Agreement that would render any representation or warranty by Platinum or Purchaser contained in this Agreement untrue or inaccurate in any material respect; (ii) any event, condition, fact or circumstance occurring subsequent to the date of this Agreement that would render any representation or warranty by Platinum or Purchaser contained in this Agreement, if made on or as of the date of such event or the Closing Date (provided that the representations and warranties which are confined to a specific date shall speak only as of such date), untrue or inaccurate in any material respect; (iii) any Breach of any covenant or obligation of Platinum pursuant to this Agreement or any Ancillary Agreement; (iv) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Article 9 impossible or unlikely; and (v) any material adverse effect on Platinum.

         6.2 Regulatory Approvals. Platinum will execute and file, or join in the execution and filing of, any application or other document that may be necessary in order to obtain any Governmental Authorization, which may be reasonably required, or which Seller may reasonably request, in connection with the consummation of the transactions provided for in this Agreement. Platinum will use commercially reasonable efforts to obtain all such Governmental Authorization.

         6.3 Litigation. Platinum will notify Seller in writing promptly after learning of any Proceeding threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which would be reasonably expected to have a material adverse effect on Platinum.

         6.4 Satisfaction of Conditions Precedent. Upon the terms and subject to the conditions of this Agreement, Platinum will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Article 9 on or before the Closing Date. Upon the terms and subject to the conditions of this Agreement, Platinum will use commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of Third Parties and to make all filings with, and give all notices to, Third Parties that may be necessary or reasonably required on its part in order to effect the transactions provided for herein.

         6.5 Confidentiality. Purchaser and Platinum agree that, unless and until the Closing has been consummated. Purchaser, Platinum and their officers, directors, agents and representatives, will hold in strict confidence, and will not use or disclose, any Confidential Information or proprietary data obtained from Seller or its Subsidiaries with respect to Seller or its Subsidiaries except for the purpose of evaluating, negotiating and completing the transactions contemplated hereby. Information generally known in Seller's industry or which has been disclosed to Purchaser or Platinum by Third Parties which have a right to do so shall not be deemed Confidential Information or proprietary data for purposes of this Agreement. If the transactions contemplated by this Agreement are not consummated, Purchaser and Platinum will return to Seller (or certify that they have destroyed) all copies of such Confidential Information and proprietary data, including, but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, Tax returns, lists, memoranda, and other documents prepared by or made available to Purchaser and Platinum in connection with the transactions contemplated hereby.

         6.6 Office Space. For a period of six (6) months after the Closing Date, or such longer or shorter period of time as Purchaser and Seller shall mutually agree, Purchaser shall provide Seller with reasonable office space at the former headquarters of Seller located in Niles, IL consisting of one (1) office for use by Seller in administering the remainder of the Chapter 11 Case. Purchaser shall not be obligated to provide Seller with any secretarial staff, computer access or other support services, except access to an external telephone line, as needed.

7.       ADDITIONAL COVENANTS

         7.1      Non-Competition, Non-Solicitation and Non-Disparagement.

                  (a) Non-Competition. For a period of five (5) years after the Closing Date, neither Seller nor Parent shall, anywhere in the world, directly or indirectly invest in, own, manage, operate, finance, control, advise, or render services to, or guarantee the obligations of, any Person engaged in or planning to become engaged in the Business or any business that competes with the Business; provided, however, that Seller or Parent may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act.

                  (b) Non-Solicitation. For a period of five (5) years after the Closing Date, neither Seller nor Parent shall, directly or indirectly:

                       (i) solicit the business of any Person who is an active customer of Purchaser; or

                       (ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with Purchaser, to deal with any competitor of Purchaser, or in any way interfere with its relationship with Purchaser.

                  (c) Non-Disparagement. After the Closing Date, the Parties will not disparage the other parties or any of their respective shareholders, directors, officers, employees or agents.

                  (d) Modification of Covenant. If a final Order of a Governmental Authority of competent jurisdiction determines that any term or provision contained in Section 7.1(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 7.1 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section
7.1 is reasonable and necessary to protect and preserve Purchaser's legitimate business interests and the value of the Assets and to prevent any unfair advantage being conferred on Seller or Parent.

         7.2 Further Assurances. Parent and Seller agree that if, at any time before or after the Effective Time, Platinum considers or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect or confirm in Purchaser's assumption of the Assumed Liabilities, Parent and Seller shall execute and deliver all such proper deeds, assignments and assurances and do all other things reasonably necessary to vest, perfect or confirm title to such property or rights in Purchaser and take all such other lawful and reasonably necessary action to carry out the purposes of this Agreement. In addition, from and after the Closing Date, Seller agrees that it will (i) remit to Purchaser all checks or payments received by it subsequent to the Effective Time which constitute Purchaser's assumption of the Assumed Liabilities s and (ii) collect any and all insurance proceeds resulting from claims relating to the business which constitutes Purchaser's assumption of the Assumed Liabilities and remit such sums directly to Purchaser. Platinum and Purchaser agree that if, at any time before or after the Effective Time, Seller considers or is advised that any further instruments of assumption or assurances are reasonable necessary or desirable to confirm Purchaser's assumption of the Assumed Liabilities, Platinum and Purchaser shall execute and deliver all such proper instruments and assurances and do all other things reasonably necessary to confirm Purchaser's assumption of the Assumed Liabilities, and take all such other lawful and reasonably necessary action to carry out the purposes of this Agreement.

         7.3 Filings. The parties agree that, based upon the current facts known to them, no Antitrust Filings (as hereinafter defined) nor Other Filings (as hereinafter defined) are required. Notwithstanding the foregoing, in the event that Antitrust Filings (as hereinafter defined) or Other Filings (as hereinafter defined) are required, as promptly as practicable after the date of this Agreement, each of Parent, N.E.S. Investment Co., Sellers and Platinum will prepare and file (i) with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice Notification and Report Forms relating to the transactions contemplated herein if required by the HSR Act, as well as comparable notification forms required by the merger notification or control laws and regulations of any other applicable jurisdiction (the "ANTITRUST FILINGS") and (ii) any other filings required to be filed by them under the Exchange Act, the Securities Act or any other Federal, state or foreign laws relating to the transactions contemplated by this Agreement (the "OTHER FILINGS"). Parent, Sellers and Platinum each shall promptly supply the other with any information which may be required in order to effectuate any filings pursuant to this Section 7.3. Neither Platinum nor any of its Affiliates on the one hand, nor Parent nor any of its Affiliates on the other hand, shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of such party or any of its Affiliates, or imposing or seeking to impose any limitation on the ability of Platinum or any of its Affiliates or subsidiaries on the one hand or Parent or any of its Affiliates or subsidiaries on the other hand, to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the Assets to be acquired.

8.       BANKRUPTCY PROCEDURES, ETC.

         8.1 Motion and Notice Regarding Approval of Bid Procedures. On or before July 15, 2004, Seller shall file a motion (the "SALE PROCEDURES MOTION") and give sufficient notice in accordance with the requirements of the Bankruptcy Code and Bankruptcy Rules seeking Bankruptcy Court approval of sale and bidding procedures consistent with the terms of this Section 8, including, without limitation, the Termination Fee described in Section 8.10 and the Expense Reimbursement described in Section 8.9, and Seller shall seek prompt entry of an order of the Bankruptcy Court granting the Sale Procedures Motion (the "SALE PROCEDURES ORDER"), which approves bid procedures substantially similar to those requested in the Sale Procedures Motion after sufficient notice has been given. Upon approval of the sale and bidding procedures, Seller shall distribute a copy of the Sale Procedures Order (in the form of notice approved by the Bankruptcy Court) to all entities who have expressed an interest in acquiring the Assets.

         8.2 Motion and Notice Regarding Sale of Acquired Assets and Assumption and Assignment of Certain Acquired Assets. On or before July 15, 2004, Seller shall file a motion (the "SALE MOTION") and give sufficient notice in accordance with the requirements of the Bankruptcy Code and Bankruptcy Rules seeking Bankruptcy Court approval pursuant to Bankruptcy Code Section 363 of (1) a sale of the Assets to the Purchaser, and (2) to the extent required under the Bankruptcy Code or other applicable law, approval pursuant to Bankruptcy Code Section 365 of assumption and assignment of certain of the Assets in accordance with the terms and conditions of this Agreement, Seller shall seek prompt entry of an order of the Bankruptcy Court granting the Sale Motion (the "SALE ORDER") after sufficient notice has been given.

         8.3 No Talk/No Shop Provision. From the date of this Agreement through the approval or non-approval of Sale Procedures Order by the Bankruptcy Court, Seller shall cease any and all activities, discussions or negotiations with any parties with respect to the sale of Seller's Assets or business and neither Seller nor its employees, consultants, agents or representatives shall solicit, accept or in any way seek to further any offer to purchase any Assets of Seller, or any other entity to be formed through the restructuring of Seller or take any other action inconsistent with the transactions contained in this Agreement.

         8.4 Determination of "Qualifying Bidder" Status. In order to participate in the bidding process and be deemed a "Qualifying Bidder,"1 each bidder other than the Purchaser, must, on or before the Bid Deadline (defined below) deliver to counsel to the Seller, Benesch, Friedlander, Coplan & Aronoff LLP, 2300 BP Tower, 200 Public Square, Cleveland, OH 44114-2378, Attn: H. Jeffrey Schwartz, Esq. ("BFCA"):

                  (a) an earnest money deposit in the amount of 10% of the gross amount of the purchase price set forth in such bid (the "QUALIFIED BIDDER DEPOSIT") by cashier's or certified check (made payable to the Seller) or wire transfer of immediately available fund, which deposit shall be held by an escrow agent selected by Seller in accordance with the terms of an escrow agreement to be provided by Seller;

                  (b) a written offer or group of offers (a "QUALIFYING BID") that:

                       i. states that such Qualifying Bidder offers to purchase the Assets upon the terms and conditions as substantially set forth in this Agreement or through a merger or alternative structure on such different or additional terms as appropriate and desirable, for such transaction structure (which terms and conditions shall be no less favorable to Seller as the terms and conditions contained in the Agreement);

                       ii. states that such Qualifying Bidder is prepared to enter into a legally binding purchase and sale agreement for the acquisition of the Assets on terms and. conditions no less favorable to Seller than the terms and conditions contained in the Agreement;

                       iii. states that such Qualifying Bidder is financially
                            capable of consummating a transaction substantially similar to the transactions contemplated by this Agreement;

                       iv. contains such financial and other information that will allow Seller to make a reasonable determination as to the Qualifying Bidder's financial and other capabilities to consummate the transactions contemplated;

-----------------------
1 The Purchaser will be deemed a Qualifying Bidder and the Agreement constitutes a Qualifying Bid for all purposes.

                       v. is likely to result in a value to Seller that is more than the aggregate of the value of the sum of:
                            (1) the Purchase Price; plus (2) $1,200,000 (the maximum amount of the Termination Fee; plus: (C) $500,000 (the maximum amount of the Expense Reimbursement); plus (D) $400,000;

                       vi. does not contain any due diligence or financing contingencies of any kind; and

                       vii. contains evidence that the bidder has received debt
                            and/or equity funding commitments sufficient in the aggregate to finance the purchase of the assets proposed to be acquired, which evidence may include, without limitation, evidence of sources of equity or debt financing for payment of the purchase price, copies of commitment letters, and the identity of contact persons at the financing institutions issues such commitment letters.

At Seller's sole discretion, bids that do not substantially conform to the foregoing and the procedures set forth in the Sales Procedures Order may not be accepted. Seller shall have the right to negotiate with any bidder with respect to clarification or enhancement of such bidder's bid.

         8.5 Requests for Information: All potential bidders shall be required to submit any requests for information with respect to Seller's Businesses or Assets or requests for access to Seller's employees, management or officers and directors to discuss Seller's businesses or Assets directly to Candlewood Partners ("CANDLEWOOD"), the Seller's financial consultants, and in no event shall any bidders be granted any such access other than by means of access through Candlewood. From the date of the approval of the Bidding Procedures Order, (1) if Seller supplies any information regarding Seller's Business to a potential bidder not heretofore given to Purchaser, Seller shall further provide Purchaser with a copy of such information within 24 hours of providing that information to any other potential bidder; and (2) with respect to any bid, term sheet, or written expression of interest by any other party for any Asset or Assets of Seller, or any other reorganization proposal, submitted prior to the Bid Deadline (defined below), Seller shall provide Purchaser with prompt notice of such proposal and a copy of such proposal within 48 hours of Seller's receipt thereof.

         8.6      Bid Deadline.

                  (a) All Qualifying Bids must be submitted to BFCA so as to be received not later than 5:00 p.m. (prevailing Eastern Time) on September 21, 2004 (the "BID DEADLINE"). After the expiration of the Bid Deadline, BFCA shall promptly provide copies of all bids received to (i) Seller's Delaware counsel,
(ii) Purchaser's Delaware counsel, (iii) John J. Egan, III McDermott Will & Emery LLP, 28 South Street, Boston, Massachusetts 02109 and Stephen B. Selbst, McDermott Will & Emery LLP, 50 Rockefeller Plaza, New York, New York 10020 and
(iv) counsel for KeyBank N.A., Alan R. Lepene, Esq., Thompson Hine LLP, 3900 Key Center, 127 Public Square, Cleveland, Ohio 44114-1291.

                  (b) If Seller does not receive any Qualifying Bids by the Bid Deadline, counsel for Seller shall report the same to the Bankruptcy Court and Seller shall proceed to seek prompt entry of the Sale Order authorizing consummation of the transactions contemplated by this Agreement.

         8.7 Auction. In the event that Seller timely receives one or more Qualifying Bids other than the bid of Purchaser, Seller shall conduct an auction (the "AUCTION"). The Auction will take place no later than 10:00 a.m. (prevailing Eastern time) on September 27, 2004 at the offices of Benesch,

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
Friedlander, Coplan & Aronoff LLP in Cleveland, Ohio or at such other place, date and time as may be designated in writing by the Seller. The Auction shall be governed by the following procedures:

                  (a) only Seller, representatives of KeyBank, N.A., representatives of the Creditors' Committee, if any, and any Qualifying Bidders (and the professionals for each of the foregoing) shall be entitled to attend and be heard at the Auction;

                  (b) only the Qualifying Bidders shall be entitled to make any subsequent bids at the Auction;

                  (c) the Qualifying Bidders shall appear in person at the Auction, or through a duly authorized representative;

                  (d) bidding shall commence at an amount of the highest Qualifying Bid submitted by the Qualifying Bidders prior to the Auction;

                  (e)  Qualifying Bidders may then submit successive bids;

                  (f)  the minimum bidding increment shall be $200,000; and

                  (g) the Auction shall continue until there is only one offer that the Seller determines, subject to Bankruptcy Court approval, is the highest and/or best Qualifying Bid (the "PREVAILING BID"). In making this decision, Seller shall consider without limitation the amount of the purchase price, the form of consideration being offered, the likelihood of the Bidder's ability to close a transaction and, the timing thereof, and the net benefit to Seller's estate. The Qualifying Bidder that submits the Prevailing Bid shall become the "PREVAILING BIDDER," and shall have such rights and responsibilities of the purchaser, as set forth in the applicable asset purchase agreement. Within one
(1) day after adjournment of the Auction, the Prevailing Bidder shall complete and execute all agreements, contracts, instruments or other documents evidencing and containing the terms and conditions upon which the Prevailing Bid was made.

         8.8 Sale Hearing. The Prevailing Bid (or if no Qualifying Bid other than that of Purchaser is received, the offer made by Purchaser) will be subject to approval by the Bankruptcy Court. The Sale Hearing (as defined herein) shall be held not later than September 30, 2004 and may be adjourned from time to time without further notice to creditors or parties in interest other than by announcement of the adjournment in open court on the date scheduled for the Sale Hearing.

         8.9 Expense Reimbursement: In the event of a termination of this Agreement pursuant to Sections 11.1(d)(B) and (C) only, Seller will reimburse the Purchaser for all actual out-of-pocket costs and expenses (including professional fees) reasonably incurred by Platinum and Purchaser in connection with the transactions contemplated by the Agreement, up to a maximum of $500,000 (the "Expense Reimbursement").

         8.10 Termination Fee: In the event of a termination of this Agreement pursuant to Sections 11.1(d)(B) and (C) only, Seller will be obliged to pay Purchaser an amount equal to $1,200,000, plus the Expense Reimbursement (the "TERMINATION FEE"). The Termination Fee shall be due and payable in accordance with Paragraph 11.2 herein. Seller's obligation to pay the Termination Fee shall be given administrative expense priority pursuant to 11 U.S.C. Section 507(a)(1).

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
         8.11 Defense of Orders. Seller, at its sole cost and expense, shall defend the Sale Procedures Order and the Sale Order in the event that Purchaser elects, in its sole discretion, to close the purchase of the Assets notwithstanding the pendency of any motion for reconsideration or appeal of such Orders and shall promptly reimburse Purchaser for its reasonable attorneys' fees and costs in entering an appearance and in participating in such reconsideration or appeal.

9.       CONDITIONS TO OBLIGATIONS OF SELLER

         Seller's and Parent's obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Seller, but only in writing signed on behalf of Seller by an authorized officer):

         9.1 Accuracy of Representations and Warranties. Each of the representations and warranties of Platinum and Purchaser set forth in Article 4 of this Agreement shall be true and correct in all material respects (or in all respects, to the extent any such representation and warranty is already qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except that to the extent such representations and warranties address matters only as of a particular date, such representations and warranties shall, to such extent, be true and correct as of the date hereof and on and as of such particular date as if made on and as of such particular date.

         9.2 Covenants. Platinum and Purchaser shall have performed and complied in all material respects with all of its covenants contained in Article 6 on or before the Closing Date.

         9.3 Absence of Material Adverse Effect. No material adverse effect with respect to Platinum shall have occurred since May 31, 2004 and be continuing but excluding any material adverse effect arising from or related to the public announcement of the transactions contemplated by this Agreement or the DIP Financing, the outbreak of civil unrest, hostilities, terrorist activities, or war (whether or not formally declared) which causes, in a measurable manner, the material adverse effect.

         9.4 Compliance with Law. There shall be no Order by any Governmental Authority or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

         9.5 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other actions, as may be required to consummate the sale of Assets by any regulatory authority having jurisdiction over the Parties and the actions herein proposed to be taken, including but not limited to satisfaction of all requirements under applicable Securities Laws and state "Blue Sky" or securities laws.

         9.6 Absence of Litigation. No litigation or proceeding shall be pending which could reasonably be expected to have the effect of enjoining or preventing the consummation, or altering the terms, of any of the transactions provided for in this Agreement. No litigation or proceeding shall be pending which could reasonably be expected to have a material adverse effect on Platinum that has not been previously disclosed to Seller herein.

         9.7 Sale Order. The Bankruptcy Court shall have entered the Sale Order, which shall be a Final Order.

         9.8 Other Deliveries. Purchaser shall have delivered to Seller and Parent and/or their designee, as the case may be, the Assignment and Assumption Agreement and any Assignment and Assumption of Lease, each duly executed by Purchaser.

10.      CONDITIONS TO OBLIGATIONS OF PLATINUM

         The obligations of Platinum hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Platinum, but only in a writing signed on behalf of Platinum by its Chief Executive Officer or Chief Financial Officer):

         10.1 Accuracy of Representations and Warranties. Each of the representations and warranties of Parent and Seller set forth in Article 3 of this Agreement shall be true and correct in all material respects (or in all respects, to the extent any such representation and warranty is already qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except that, to the extent such representations and warranties address matters only as of a particular date, such representations and warranties shall, to such extent, be true and correct on and as of the date hereof and on and as of such particular date as if made on and as of such particular date.

         10.2 Covenants. Seller shall have performed and complied in all material respects with all of its covenants contained in Article 5 on or before the Closing Date, and Platinum shall have received a certificate to such effect executed on behalf of Seller by the President, Chief Executive Officer or Chief Financial Officer of Seller.

         10.3 Absence of Material Adverse Effect. No Material Adverse Effect with respect to Seller shall have occurred since the date of this Agreement and be continuing.

         10.4 Compliance with Law. There shall be no Order by any Governmental Authority, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

         10.5 Government Consents. There shall have been obtained at or prior to the Closing Date such material permits or authorizations and there shall have been taken such other action, as shall be reasonably required to consummate the sale of Assets by any Governmental Authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to material satisfaction of all requirements under applicable federal and state Securities Laws.

         10.6 Third-Party Consents; Assignments; Other Documents. Subject to the provisions of Sections 363 and 365 of the Bankruptcy Code, Platinum shall have received: (a) duly executed copies of all material Third-Party consents, approvals, assignments, waivers, authorizations, permits or other certificates set forth on Section 3.4(b) of the Seller Disclosure Schedule; and, to the extent necessary, (b) any other written consents, assignments, waivers, authorizations or other certificates where, in the case of this clause (b), the failure to have received the same would have a Material Adverse Effect on the Assets or the business to be conducted with the Assets by Purchaser, including any consents required to assign any of the Assumed Seller Contracts which are individually or in the aggregate material to Seller.

         10.7     [Intentionally Omitted]

         10.8 Indemnity. Parent, Sellers and their Affiliates shall have assigned to Platinum and its Affiliates all rights they have relating to the Assets under that certain Stock Purchase Agreement dated as of December 19, 1996 between GEC Incorporated and Paragon Corporate Holdings, Inc. and other documents executed in connection therewith.

         10.9 Absence of Litigation. No litigation or proceeding shall be pending which could reasonably be expected to have the effect of enjoining or preventing the consummation, or altering the terms, of any of the transactions provided for in this Agreement. No litigation or proceeding shall be pending which could reasonably be expected to have a Material Adverse Effect on Seller, the Assets, the Assumed Liabilities or the business to be conducted with the Assets by Purchaser.

         10.10 Sale Order. The Bankruptcy Court shall have entered the Sale Order, which shall be a Final Order. Notwithstanding the foregoing, nothing in this Agreement shall preclude Sellers from consummating the transactions contemplated herein if Purchaser, in its sole discretion, waives the requirement that the Sale Order shall have become a Final Order. No notice of such waiver of this condition or any other condition to the Closing need be given except to Seller, it being the intention of the Parties that Purchaser shall be entitled to, and is not waiving, the protection of Section 363(m) of the Bankruptcy Code, the mootness doctrine and any similar statute or body of law if the Closing occurs in the absence of the Sale Order becoming a Final Order.

         10.11 Other Deliveries. Seller shall have delivered to Purchaser and Platinum the following:

                  (a) a customary bill of sale for all of the Assets which are Tangible Personal Property (the "BILL OF Sale"), duly executed by Seller and/or its Subsidiaries;

                  (b) a customary assignment of all of the Assets which are intangible personal property, which assignment shall also contain Purchaser's undertaking and assumption of the Assumed Liabilities (the "ASSIGNMENT AND ASSUMPTION AGREEMENT"), executed by Seller and/or its Subsidiaries;

                  (c) for each interest in Real Property identified on Section 3.13(c) of the Seller Disclosure Schedule which is not one of the Excluded Real Estate Interests, a recordable quitclaim deed, a customary Assignment and Assumption of Lease or such other appropriate document or instrument of transfer, as the case may require, and in the case of the Excluded Real Estate Interests, a lease or sublease, as the case may require, to Purchaser for $1 for six months, each in form and substance satisfactory to Purchaser and its counsel and executed by Seller and/or its Subsidiaries;

                  (d) customary assignments of all Seller IP Rights and customary separate assignments of all registered trademarks, servicemarks, patents and copyrights, and all applications therefore executed by Seller and/or its Subsidiaries; and

                  (e) such other deeds, bill of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Purchaser, each in form and substance satisfactory to Purchaser and its legal counsel and executed by Seller and/or its Subsidiaries.

         10.12 Accounts Receivable and Inventory. (i) At the Effective Time, the sum of accounts receivable and inventory, less deferred revenue, of Seller and Canada Sub shall be at least

$22,700,00 on a cumulative basis, and (ii) Limited shall have $5,400,000 in net assets (including the intercompany payable due Seller of $1,600,000), in each case measured in accordance with GAAP.

         10.13 Financial Statements. Seller shall have delivered a copy of its unaudited financial statements for the period ended June 30, 2004 reviewed by Ernst & Young LLP, or another national or regional accounting firm registered with the Public Company Accounting Oversight Board (the "REVIEWER") and certified by its chief financial officer and an appropriate executive officer of Parent as being prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto). Purchaser and Platinum shall have the sole right to approve and accept the Reviewer and the terms of such firm's engagement, such approval and acceptance not to be unreasonably withheld. Seller also shall have delivered a draft of (i) such Seller financial statements and audit report which, if the transaction contemplated by this Agreement is consummated, shall contain no adverse opinion or disclaimer of opinion or qualification or modification as to uncertainty, accounting principal, or audit scope, in such form (audited or unaudited), as will be required in order for Platinum to comply with Form 8-K under the rules of the Securities and Exchange Commission (the "UPDATED FINANCIAL STATEMENTS") and (ii) the consent of the Reviewer to file the audited Updated Financial Statements as part of a filing with the SEC by Platinum, assuming the consummation of such transaction.

11.      TERMINATION

         11.1 Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

                  (a) Purchaser and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (b) Purchaser may terminate this Agreement by giving written notice to Seller at any time prior to the Closing in the event (A) Seller has within the then previous ten (10) business days given Purchaser any notice pursuant to Section 5.1 above and (B) the development that is the subject of the notice has caused the representations and warranties in Section 3 above to not be true and correct in all material respects, (except to the extent that any such representation or warranty is qualified by terms such as "material" and "Material Adverse Effect," in which case if such development that is the subject of the notice has caused the representation or warranty in Section 3 above to not be true and correct in all respects) and such result has not been cured within fifteen (15) days of the date of such notice;

                  (c) Purchaser may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event Seller has Breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Purchaser has notified Seller of the Breach, and the Breach has continued without cure for a period of fifteen (15) days after the notice of Breach or (B) if the Closing shall not have occurred on or before October 15, 2004, by reason of the failure of any condition precedent under Section 10 hereof (unless the failure results primarily from Purchaser itself Breaching any representation, warranty, or covenant contained in this Agreement);

                  (d) Purchaser or Seller may terminate this Agreement by giving written notice to the other party at any time prior to Closing (A) if the Sale Procedures Order shall not have been entered by the Bankruptcy Court within forty-five (45) days following the Petition Date, (B) (i) in the event Seller has accepted or selected, and the Bankruptcy Court shall have approved, the bids or bids (including a credit bid) of any Person or Persons other than Purchaser or any of its Affiliates to purchase all or any portion of the businesses and Assets of Seller and (ii) such transaction or transactions contemplated by any such bid or bids shall have been consummated, or (C) in the event that Seller withdraws its support for the transactions contemplated by this Agreement and seeks to have a stand alone plan of reorganization approved by the Bankruptcy Court;

                  (e) Seller may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing (A) in the event Purchaser has Breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seller have notified Purchaser of the Breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of Breach or (B) if the Closing shall not have occurred on or before October 15, 2004, by reason of the failure of any condition precedent under Section 9 hereof (unless the failure results primarily from Seller Breaching any representation, warranty, or covenant contained in this Agreement);

                  (f) Seller may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing if the Sale Order shall not have been entered by the Bankruptcy Court on or before October 15, 2004;

                  (g) (A) Purchaser may terminate this Agreement by giving written notice to Seller at any time prior to the Closing but within two (2) business days following July 15, 2004 if the Petition Date is not on or before July 15, 2004; (B) to the extent that Purchaser does not terminate this Agreement within such two (2) day period pursuant to Section 11.1(g)(A) above, Purchaser may terminate this Agreement by giving written notice to Seller at any time prior to the Closing but within two (2) business days following August 27, 2004 if the date of entry of the Sales Procedure Order is not on or before August 27, 2004; (C) to the extent that Purchaser does not terminate this Agreement within such two (2) day period pursuant to Section 11.1(g)(B) above, Purchaser may terminate this Agreement by giving written notice to Seller at any time prior to the Closing but within two (2) business days following September 30, 2004 if the date of entry of the Sales Order is not on or before September 30, 2004; and (D) to the extent that Purchaser does not terminate this Agreement within such two (2) day period pursuant to Section11.1(g)(C) above, Purchaser may terminate this Agreement by giving written notice to Seller at any time prior to the Closing but within two (2) business days following October 15, 2004 if the Closing Date is not on or before October 15, 2004.

         11.2 Termination Fee. In the event that this Agreement is terminated by Purchaser or Seller pursuant to either Section 11.1(d)(B) or (C) hereof, then Seller shall pay to Purchaser the Termination Fee upon the consummation of the transaction by Seller and such other Person, in the event of a termination pursuant to Section 11.1(d)(B), or upon the submission by Seller of a stand alone plan of reorganization with the Bankruptcy Court, in the event of a termination pursuant to Section 11.1(d)(C), and Seller shall have no other liability under this Agreement to Purchaser or any of its Affiliates (other than for return of the Deposit and payment of the Termination Fee).

         11.3 Effect of Termination. Except as provided for in Section 11.2 and except for the return of the Deposit to Purchaser as a result of a termination of this Agreement pursuant to Sections 11.1(a), (b), (c), (d),
(e)(B), (f) or (g), in the event that this Agreement is terminated by either Party then said termination shall be the sole remedy of the parties hereto with respect to Breaches of any covenant, representation, or warranty contained in this Agreement and none of the Parties hereto nor any of their respective directors, officers, members, or Affiliates, as the case may be, shall have any liability or further obligation to the other party or any of their respective directors, officers, members, or Affiliates, as the case may be, pursuant to this Agreement, except upon a willful Breach by a Party (in which case that non-Breaching Party shall have all rights and remedies existing at law or in equity). Upon any

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
termination of this Agreement pursuant to Section 11.1, all Confidential Information of either Party shall be returned to the other Party.

12.      TAXES.

         12.1 Taxes Related To Assets and Assumed Liabilities. All sales, use, gross-receipts, transfer, gains, excise, value-added or other similar Taxes in connection with the transfer of the Assets and the assumption of the Assumed Liabilities, and delivery of the Assets, and all recording and filing fees that may be imposed by reason of the sale, transfer, assignment of the Assets and that are not exempt under Section 1146(c) of the Bankruptcy Code shall be paid fifty percent (50%) by Purchaser and fifty percent (50%) by Seller on or prior to their due date.

                  (a) Purchaser shall be liable for and pay all Taxes applicable to the Assets and Assumed Liabilities that are attributable to Taxable years or periods beginning on the Closing Date and with respect to any Straddle Period, the portion of such Straddle Period beginning on the Closing Date. For purposes of this Agreement, "STRADDLE PERIOD" shall mean any Taxable period beginning on, or before and ending after the Closing Date.

         12.2 Tax Refunds. Any Tax refunds (including any interest related thereto) received by Purchaser, its Affiliates or successors relating to Taxes that Seller has paid shall be for the account of Seller, and Purchaser shall pay over to Seller any such amount within ten (10) business days of receipt thereof. Purchaser shall include with its remittance to Seller copies of any correspondence, documents, or other materials received or transmitted by Purchaser with respect to the Tax refund. Seller shall be entitled to request that Purchaser, at Seller's expense, file for and obtain any Tax refunds with respect to Tax periods or portions thereof ending on or before the Closing Date (with respect to the relevant Purchased Asset).

         12.3 Cooperation on Tax Matters. Seller and Purchaser shall (and shall cause their respective Affiliates to) cooperate fully with each other and make available or cause to be made available to each other for consultation, inspection and copying (at such other Party's expense) in a timely fashion such personnel, Tax data, relevant Tax Returns or portions thereof and filings, files, books, records, documents, financial, technical and operating data, computer records and other information as may be reasonably required (i) for the preparation by such other Party of any Tax Returns or (ii) in connection with any Tax audit or proceeding including one Party (or an Affiliate thereof) to the extent such Tax audit or proceeding relates to or arises from the transactions contemplated by this Agreement.

         12.4 Retention of Tax Records. After the Closing Date and until the expiration of all statutes of limitation applicable to Seller's liabilities for Taxes, Purchaser shall retain possession of all accounting, business, financial and Tax records and information that (i) relate to the Assets and are in existence on the Closing Date and (ii) come into existence after the Closing Date but relate to the Assets before the Closing Date, and Purchaser shall give Seller notice and an opportunity to retain any such records in the event that Purchaser determines to destroy or dispose of them during such period. In addition, from and after the Closing Date, Purchaser shall provide to Seller and its Affiliates (after reasonable notice and during normal business hours and without charge to Seller or their Affiliates) access to the books, records, documents and other information relating to the Assets as Seller may reasonably deem necessary to (i) properly prepare for, file, prove, answer, prosecute and defend any Tax Return, claim, filing, tax audit, tax protest, suit, proceeding or answer or (ii) administer or complete any cases under chapter 11 of the Bankruptcy Code of or including Seller. Such access shall include reasonable access to any computerized information systems that contain data regarding the Assets.

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
         12.5 GST Election. Each of the Purchaser and Canada Sub represents and warrants to the other that it is, or will be prior to the Closing Date, a registrant under Part X of the EXCISE TAX ACT ("ETA") and each covenants and agrees to make the joint election contemplated by Subsection 167(1) of the ETA, if available, and the Purchaser hereby covenants and agrees to file the joint election with the Minister of National Revenue with its Goods and Services Tax ("GST") return for its reporting period in which the transactions contemplated by this Agreement take place. If it is determined that GST is payable by the Purchaser in respect of the supply of property contemplated by this Agreement, then the Purchaser agrees to remit all such tax payable and Canada Sub shall reimburse Purchaser for 50% of the GST in accordance with Section 12.1.

13.      MISCELLANEOUS

         13.1 Entire Agreement. This Agreement, the Ancillary Agreements and the Schedules hereto constitute the entire understanding and agreement of the Parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the Parties with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.

         13.2 Assignment; Binding Upon Successors and Assigns. Neither Party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other Party hereto; provided however, that Purchaser may assign its rights to acquire the Assets in whole or in part to an Affiliate. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         13.3 No Third Party Beneficiaries. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner, employee of any Party hereto or any other Person unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

         13.4 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between the Parties hereto. No Party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other Party. No Party will have the power to control the activities and operations of any other, and the Parties' status is, and at all times, will continue to be, that of independent contractors with respect to each other. No Party will have any power or authority to bind or commit any other. No Party will hold itself out as having any authority or relationship in contravention of this Section.

         13.5     [Intentionally Omitted]

         13.6 Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to affect the intent of the parties hereto. The parties further agree to replace such unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

         13.7 Section Headings. A reference to an Article, Section or Schedule will mean an Article or Section in, or a Schedule to, this Agreement, unless otherwise explicitly set forth. The titles

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
and headings in this Agreement are for reference purposes only and will not in any manner limit the construction of this Agreement. For the purposes of such construction, this Agreement will be considered as a whole.

         13.8 Amendment, Extension and Waivers. At any time prior to the Effective Time, Platinum, Purchaser, Parent and Seller may, to the extent legally allowed:

                  (a) extend the time for performance of any of the obligations of the other party;

                  (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant thereto; and

                  (c) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any term or provision of this Agreement may be amended. Any agreement to any amendment, extension or waiver will be valid only if set forth in writing and signed by the party to be bound. The waiver by a party of any Breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding Breach or default. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions. The Agreement may be amended by the parties hereto at any time.

         13.9 Public Announcement. Except to the extent required to comply with Article 8 hereof, no Party hereto shall issue any press release or otherwise make any statements to any Third-Party with respect to this Agreement or the transactions contemplated hereby other than with the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Prior to the issuance of any announcement of this Agreement and the transactions contemplated hereby by any Party, such Party will consult with the other party regarding the content of such announcement and obtain such other Party's reasonable approval of such press release. Notwithstanding the foregoing, either Party may issue such announcements, and make such other disclosures regarding this Agreement or the transactions contemplated hereby, as it determines are required under applicable Legal Requirements or any listing or trading agreement concerning its publicly traded securities.

         13.10 Governing Law. The validity of this Agreement the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties of this Agreement will be exclusively governed by and construed in accordance with the internal laws of the State of New York as applied to agreements entered into solely between residents of and to be performed entirely in the State of New York, without reference to that body of law relating to conflicts of law or choice of law.

         13.11    Jurisdiction; Venue; Waiver of Jury Trial.

                  (a) Each of the Parties to this Agreement hereby agrees that the Bankruptcy Court shall have exclusive jurisdiction to hear and determine any claims or disputes between the parties hereto pertaining directly or indirectly to this Agreement, and all documents, instruments and agreements executed pursuant hereto or thereto, or to any matter arising herefrom (unless otherwise expressly provided for herein or therein). To the extent permitted by law, each party hereby expressly submits and consents in advance to such jurisdiction in any action or proceeding commenced by any of the other parties hereto in any of such courts, and agrees that service of such summons and complaint or other process or papers may be made by registered or certified mail addressed to such party at the address to which notices are to be sent pursuant to this Agreement. Each of the parties waives any claim that the Bankruptcy Court is an inconvenient forum or an improper forum based on lack of venue. The choice of forum set forth in this Section 12.12 shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action to enforce the same in any other appropriate jurisdiction.

                  (b) Each party hereto hereby waives, to the fullest extent permitted by applicable Legal Requirement, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that the other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

         13.12 Notices. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally or by mail or express delivery, postage prepaid, and will be deemed given upon actual delivery or, if mailed by registered or certified mail, on the third business day following deposit in the mails, addressed as follows:

                  If to Platinum or Purchaser:

                                      Presstek, Inc.
                                      55 Executive Dr.
                                      Hudson, NH 03051
                                      Attention: President
                                      Phone: (603) 595-7000

                  with a copy to:     McDermott, Will & Emery
                                      28 State Street
                                      Boston, MA 02109
                                      Attention: John J. Egan III, P.C.
                                      Phone:  (617) 535-4000

                  If to Parent or any Seller:

                                      c/o A.B. Dick Company
                                      7400 Caldwell Ave.
                                      Niles, IL 60714
                                      Attention: President
                                      Phone: (874) 779-1900

                  with a copy to:     Benesch, Friedlander, Coplan & Aronoff LLP
                                      2300 BP Tower
                                      200 Public Square
                                      Cleveland, OH   44114-2378
                                      Attention:  H. Jeffrey Schwartz, Esq.
                                      Phone:  (216) 363-4635

                  or to such other address as the party in question may have furnished to the other party by written notice given in accordance with this
Section 13.12.

         13.13 Time is of the Essence. The parties hereto acknowledge and agree that time is of the essence in connection with the execution, delivery and performance of this Agreement.

         13.14 Counterparts. This Agreement may be executed in counterparts, each of which will be an original as regards any Party whose name appears thereon and all of which together will

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
constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of all Parties reflected hereon as signatories.

         13.15 Nonsurvival of Representations and Warranties: None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing. This Section 13.15 shall not limit any covenant or agreement of the Parties contained in this Agreement or in any instrument delivered pursuant to this Agreement which by its terms applies or contemplates performance in whole or in part after the Effective Time.

         13.16 Disclosure Schedule. The parties hereto acknowledge and agree that any disclosure contained in a specific numbered section of Seller's Disclosure Schedule shall be deemed to have been disclosed for purposes of other numbered sections only to the extent such disclosure is specifically cross referenced on the relevant section of Seller's Disclosure Schedule.

         13.17 Release. In consideration of the covenants, mutual promises and other consideration set forth herein, (i) Sellers and Parent, for themselves and for their heirs, assigns, agents, principals, officers, directors, subsidiaries, Affiliates, shareholders, employees, insurers, successors and assigns, as the case may be (collectively, the "Seller Parties"), hereby release the Platinum Parties (as hereinafter defined) from any and all actions, causes of action, suits, debts, sums of money, claims and demands of any kind or description whatsoever in law or in equity which any of the Seller Parties now have or which the same may have arising out of any matter from the beginning of the world up to and including the date of this Agreement, and (ii) Platinum and Purchaser, for themselves and for their heirs, assigns, agents, principals, officers, directors, subsidiaries, Affiliates, shareholders, employees, insurers, successors and assigns, as the case may be (the "Platinum Parties"), hereby release each of the Seller Parties from any and all actions, causes of action, suits, debts, sums of money, claims and demands of any kind or description whatsoever in law or in equity which any of the Platinum Parties now have or which the same may have arising out of any matter from the beginning of the world up to and including the date of this Agreement. Notwithstanding the foregoing, the Parties hereto are not hereby releasing any rights they may have to enforce the provisions of this Agreement or of the DIP Financing against each other.

         13.18 Bulk Sales Waiver. The Purchaser hereby waives compliance by Canada Sub with the provisions of the BULK SALES ACT (ONTARIO) or similar applicable legislation of any other province of Canada (the "BULK SALES ACT"), and in consideration hereof, Canada Sub agrees to indemnify the Purchaser from any claims that maybe asserted against it by any creditor of Canada Sub, or any other Person, by reason of the Purchaser not having required Canada Sub to comply with the BULK SALES ACT or by reason of the waiver aforesaid, provided that Canada Sub shall have no liability pursuant to this Section 13.18 for any claims with respect to any debts or obligations which were agreed to be assumed by the Purchaser pursuant to this Agreement or any Ancillary Agreements delivered pursuant hereto.


                            [Signature Page Follows]

         IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement as of the date first above written.



                                      PRESSTEK, INC.

                                      By: /s/ Edward J. Marino
                                          --------------------------------------
                                          Name:  Edward J. Marino
                                          Title: President and
                                                 Chief Executive Officer



                                      SILVER ACQUISITIONS CORP.

                                      By: /s/ Moosa E. Moosa
                                          --------------------------------------
                                          Name:  Moosa E. Moosa
                                          Title: Vice President Finance,
                                                 Chief Financial Officer
                                                 and Treasurer



                                      PARAGON CORPORATE HOLDINGS, INC.

                                      By: /s/ Jeffrey S. Herden
                                          --------------------------------------
                                          Name:  Jeffrey S. Herden
                                          Title: Secretary



                                      A.B. DICK COMPANY

                                      By: /s/ Jeffrey S. Herden
                                          --------------------------------------
                                          Name:  Jeffrey S. Herden
                                          Title: Secretary



                                      A.B. DICK COMPANY OF CANADA LTD.

                                      By: /s/ Frederick J. Wood
                                          --------------------------------------
                                          Name: Frederick J. Wood
                                          Title: General Manager



                                      INTERACTIVE MEDIA GROUP, INC.

                                      By: /s/ Jeffrey S. Herden
                                          --------------------------------------
                                          Name:  Jeffrey S. Herden
                                          Title: Secretary